Exhibit 10.1

TERM LOAN AND SECURITY AGREEMENT

by and among

GENASYS INC.,

as Borrower,

THE GUARANTORS NAMED HEREIN,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

and

CANTOR FITZGERALD SECURITIES,

as Collateral Agent and Administrative Agent

Dated as of May 13. 2024

TABLE OF CONTENTS

PAGE

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1	Definitions, Code Terms, Accounting Terms and Construction	1
2.	LOANS AND TERMS OF PAYMENT.		1
	2.1	Term Loan	1
	2.2	Evidence of Term Loan; Notes	1
	2.3	Borrowing Procedures	1
	2.4	Payments; Optional Prepayments	2
	2.5	Mandatory Prepayments	3
	2.6	Interest Rates: Rates, Payments, and Calculations	5
	2.7	Designated Account	8
	2.8	Statements of Obligations	8
	2.9	[Reserved]	9
	2.10	Effect of Maturity	9
	2.11	Original Issue Discount	9
	2.12	Fees	9
	2.13	Payments by the Lenders to the Agent; Settlement	10
	2.14	Purchase Price Allocation; Tax Treatment	10
3.	SECURITY INTEREST.		10
	3.1	Grant of Security Interest	10
	3.2	Borrower Remains Liable	10
	3.3	Assignment of Insurance	11
	3.4	Financing Statements	11
4.	CONDITIONS.		11
	4.1	Conditions Precedent to Closing	11
5.	REPRESENTATIONS AND WARRANTIES.		11
6.	AFFIRMATIVE COVENANTS.		12
	6.1	Financial Statements, Reports, Certificates	12
	6.2	[Intentionally Omitted]	12
	6.3	Existence	12
	6.4	Maintenance of Properties	12
	6.5	Taxes; Obligations	12
	6.6	Insurance	13
	6.7	Inspections, Exams, Collateral Exams and Appraisals	13
	6.8	Account Verification	13
	6.9	Compliance with Laws	13
	6.10	Environmental	14
	6.11	Disclosure Updates	14
	6.12	Collateral Covenants	15
	6.13	Material Contracts	20

	6.14	Location of Inventory, Equipment and Books	20
	6.15	Further Assurances	20
	6.16	Post-Closing Deliverables	21
7.	NEGATIVE COVENANTS.		21
	7.1	Indebtedness	21
	7.2	Liens	22
	7.3	Restrictions on Fundamental Changes	22
	7.4	Disposal of Assets	23
	7.5	Change of Name	24
	7.6	Nature of Business	24
	7.7	Prepayments	24
	7.8	Amendments	24
	7.9	Change of Control	25
	7.10	Accounting Methods	25
	7.11	Investments	25
	7.12	Transactions with Affiliates	25
	7.13	Use of Proceeds	25
	7.14	Limitation on Issuance of Stock	25
	7.15	Consignments	25
	7.16	Inventory and Equipment with Bailees	25
	7.17	Other Payments and Distributions	26
	7.18	Minimum Liquidity	26
	7.19	Benefits	26
8.	[INTENTIONALLY OMITTED].		26
9.	EVENTS OF DEFAULT.		26
10.	RIGHTS AND REMEDIES.		29
	10.1	Rights and Remedies	29
	10.2	Pledged Collateral	31
	10.3	Agent Appointed Attorney in Fact	33
	10.4	Remedies Cumulative	34
	10.5	Crediting of Payments and Proceeds	34
	10.6	Marshaling	34
	10.7	License	34
11.	WAIVERS; INDEMNIFICATION.		35
	11.1	Demand; Protest; etc.	35
	11.2	Agent’s Liability for Collateral	35
	11.3	Indemnification	35
12.	NOTICES.		36
13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		13
14.	ASSIGNS; SUCCESSORS; REPLACEMENT OF LENDERS.		39
	14.1	Binding Effect; Successors and Assigns	39

	14.2	Assignments and Participations	39
	14.3	Replacement of Lender	41
15.	AMENDMENTS; WAIVERS.		41
	15.1	Amendments and Waivers	41
	15.2	No Waiver; Cumulative Remedies	43
16.	TAXES, YIELD PROTECTION AND ILLEGALITY.		43
	16.1	Taxes	43
	16.2	Increased Costs and Reduction of Return	46
	16.3	Certificates of Lenders	47
	16.4	Illegality.	47
17.	THE ADMINISTRATIVE AGENT		47
	17.1	Appointment	47
	17.2	Nature of Duties	48
	17.3	Rights, Exculpation, Etc.	49
	17.4	Reliance	51
	17.5	Indemnification	51
	17.6	Agent Individually	51
	17.7	Sub-agents	51
	17.8	Successor Agent	52
	17.9	Delivery of Information	52
	17.10	Collateral Matters	53
	17.11	Agency for Perfection	54
	17.12	Actions With Respect To Collateral	54
	17.13	Filing of Proofs of Claim	54
	17.14	Erroneous Payments	55
18.	GUARANTY		57
	18.1	Guarantors	57
	18.2	Guaranty; Limitation of Liability	57
	18.3	Guaranty Absolute	58
	18.4	Waivers and Acknowledgments	59
	18.5	Subrogation	60
	18.6	Guaranty Supplements	60
	18.7	Subordination	61
	18.8	Continuing Guaranty; Assignments	61
19.	GENERAL PROVISIONS.		61
	19.1	Effectiveness	61
	19.2	Section Headings	61
	19.3	Interpretation	61
	19.4	Severability of Provisions	62
	19.5	Debtor-Creditor Relationship	62
	19.6	Counterparts; Electronic Execution	62
	19.7	Revival and Reinstatement of Obligations	62
	19.8	Confidentiality	63
	19.9	Expenses	64
	19.10	Setoff	64
	19.11	Release; Retention in Satisfaction; Etc.	65
	19.12	Survival	66
	19.13	Patriot Act	66
	19.14	Integration	66
	19.15	Lender Instructions	66
	19.16	Original Issue Discount	66

EXHIBITS AND SCHEDULES

Schedule 1.1	Definitions
Schedule 2.1(a)	Commitments
Schedule 6.1	Financial Statement, Reports, Certificates
Schedule 6.6	Schedule of Insurance
Schedule 6.12(l)(i)	Pledged Certificated Stock
Schedule 6.12(l)(ii)	Pledged Debt Instruments

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Form of Note
Exhibit D	Representations and Warranties
Exhibit E	Information Certificate
Exhibit F	Form of Guaranty Supplement
Exhibit G	Form of Borrowing Certificate
Exhibit H	Form of Assignment & Assumption Agreement
Exhibit I	Post-Closing Deliverables
Exhibit J	Form of Copyright Security Agreement
Exhibit K	Form of Patent Security Agreement
Exhibit L	Form of Trademark Security Agreement

Schedule A-1	Collection Account
Schedule A-2	Authorized Person
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens

TERM LOAN AND SECURITY AGREEMENT

THIS TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of this 13th day of May, 2024, by and among Genasys Inc., a Delaware corporation (“Borrower”), the Guarantors (hereinafter defined), the lenders party hereto from time to time (the “Lenders”) and Cantor Fitzgerald Securities, in its capacities as administrative agent (the “Administrative Agent”) and collateral agent hereunder (the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agent”).

WHEREAS, the Borrower has requested that the Lenders make a term loan in the aggregate principal amount of $15,000,000 to the Borrower on the Closing Date (the “Term Loan”);

WHEREAS, the Lenders have agreed to make the Term Loan to the Borrower on the Closing Date subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree, subject to the satisfaction of the conditions set forth herein, as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1         Definitions, Code Terms, Accounting Terms and Construction. Capitalized terms used in this Agreement shall have the meanings specified herein and on Schedule 1.1. Additionally, matters of (a) interpretation of terms defined in the Code, (b) interpretation of accounting terms and (c) construction, in each case, are set forth in Schedule 1.1.

2.	LOANS AND TERMS OF PAYMENT.

2.1          Term Loan.

(a)    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender, severally and not jointly, agrees to make its portion of the Term Loan to Borrower on the Closing Date in an aggregate principal amount equal to the amount of such Lender’s Commitment. After giving effect to the making of its portion of the Term Loan, each Lender’s Commitment shall terminate immediately and without further action.

(b)    Amounts borrowed pursuant to this Section 2.1 that are repaid or prepaid may not be reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Term Loan, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date.

2.2         Evidence of Term Loan; Notes. The Term Loan made by the Lenders is evidenced by this Agreement and, if requested by any Lender, Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender and its registered assigns in a principal amount equal to the portion of the Term Loan made by such Lender and its registered assigns.

2.3          Borrowing Procedures.

(a)          Procedure for Borrowing.

(i)    The Borrowing of the Term Loan shall be made by a written request, in the form of the Borrowing Certificate, by an Authorized Person delivered to the Agent. Such written request must be received by the Agent no later than 11:00 a.m. (New York City time) on the Closing Date.

(ii)    Promptly following receipt of a Borrowing request in accordance with Section 2.3(a)(i), the Agent shall forthwith advise each Lender of the details thereof.

(b)         Making of Loans. Upon satisfaction of the conditions precedents set forth in Section 4.1 hereof, each Lender shall make its portion of the Term Loan on the Closing Date by wire transfer of immediately available funds to the Designated Account. Notwithstanding anything to the contrary herein, no Lender shall be obligated to make any portion of the Term Loan if one (1) or more of the applicable conditions precedent set forth in Section 4.1 will not be satisfied on the Closing Date unless such condition has been waived by the Required Lenders.

(c)         Protective Advances. Each Lender, acting through the Agent, may make an additional loan for any reason at any time in its Permitted Discretion, without Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect the Agent’s interest in the Collateral or to perform any obligation of Borrower under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable (such advance, a “Protective Advance”). All Protective Advances shall constitute Obligations for all purposes hereunder.

2.4          Payments; Optional Prepayments.

(a)          Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower to Agent and/or Lenders shall be made to the Agent (for the benefit of Lenders when such payments are not solely for Agent’s benefit).

(b)          Optional Prepayments Generally. Borrower may at any time upon written notice by Borrower to the Agent, not later than 12:00 p.m. (New York City time) two (2) Business Days prior to the day of prepayment (which notice shall specify the amount and date of the prepayment), prepay the Term Loan in whole or in part in an amount greater than or equal to $500,000 (or the full remaining amount) provided that (i) any voluntary prepayment made from the Closing Date through the first anniversary of the Closing Date, shall be accompanied by a prepayment premium equal to one percent (1%) of such prepayment made and (ii) any voluntary prepayment made after the first anniversary of the Closing Date, shall be payable without penalty or premium. Any prepayment of the Term Loan shall be applied as provided in Section 2.4(d). All voluntary prepayments of principal shall be accompanied by the corresponding amount of interest accrued on such principal.

(c)         Notices. The notice of any prepayment pursuant to clause (b) above shall not thereafter be revocable by Borrower and the Agent will promptly notify each Lender thereof and of such Lender’s pro rata share of such prepayment; provided, however, that a notice of prepayment delivered by Borrower in connection with a prepayment of the Obligations in full may state that such prepayment is conditioned upon the effectiveness of other credit facilities, the proceeds of which shall be used to repay the Obligations in full in cash, in which case such notice may be revoked by Borrower (by written notice provided to the Agent on or prior to the specified effective date thereof) if such condition is not satisfied. The payment amount specified in such notice shall be due and payable on the date specified therein (except as provided in the foregoing proviso).

(d)          Application of Payments.

(i)    Payments Prior to Event of Default. Subject to Section 2.4(d)(ii) immediately below, all amounts paid by Borrower to or for the benefit of the Agent and Lenders in respect of the Obligations (other than payments specifically earmarked for principal, interest, fees or expenses hereunder while no Default or Event of Default is then continuing), shall be applied in the following order of priority:

FIRST, to the payment of fees and reasonable documented out-of-pocket costs and expenses (including reasonable documented out-of-pocket attorneys’ fees) of the Agent, including Expenses, then due and payable hereunder or under any other Loan Documents;

SECOND, pro rata to the payment of any Expenses of the Secured Parties, to the extent then due and payable by the Borrower under the Loan Documents;

THIRD, pro rata to the payment of accrued unpaid interest then due and payable to the Lenders hereunder on account of the Term Loan and then to the payment of principal (including all OID that has been added to principal) then outstanding with respect to the Term Loan;

FOURTH, pro rata to the payment of all other Obligations not otherwise referred to in this Section 2.4(d)(i) then due and payable.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Secured Parties entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above.

(ii)    Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, all payments and prepayments with respect to the Obligations (from realization on Collateral or otherwise) shall be applied as provided in Section 2.4(d)(i); provided that, upon satisfaction in full of all Obligations, such amount shall be paid to Borrower or such other Person entitled thereto under applicable law. Borrower and each other Loan Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any Proceeds of Collateral.

2.5          Mandatory Prepayments

(a)          Principal Payments. The principal amount of the Term Loan, together with all interest and fees due thereon (and all other Obligations), shall be due and payable in full in cash on the Maturity Date.

(b)          Reserved.

(c)          Dispositions; Events of Loss. If a Loan Party or any Subsidiary of a Loan Party shall at any time or from time to time:

(i)    make a Disposition; or

(ii)    suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Loan Parties in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during such fiscal year exceeds $500,000, then (A) Borrower shall promptly (but in no event less than one (1) Business Day prior to the payment with respect to such Disposition or Event of Loss) notify the Agent of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received in respect thereof) and (B) promptly following receipt of the Net Proceeds of such Disposition or Event of Loss, Borrower shall deliver, or cause to be delivered, an amount equal to such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Term Loan, which amount shall include all accrued interest thereon, if any, and each such payment shall be applied in accordance with Section 2.4(d)(i). Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Loan Party or such Subsidiary reinvests such excess Net Proceeds of such Disposition or Event of Loss in capital assets then used or usable in the business of Borrower or such Subsidiary or to repair or replace the property subject to such Event of Loss, within one hundred eighty (180) days after the date of such Disposition or Event of Loss provided that all Net Proceeds from any Disposition or Event of Loss with respect to Collateral, shall be reinvested in Collateral.

(d)          No Implied Consent. Provisions contained in this Section 2.5 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

(e)          Prepayment Premium (Mandatory Prepayment). Any mandatory prepayments required under Section 2.5(c) to be paid from the Closing Date through the first anniversary of the Closing Date, shall be accompanied by a prepayment premium equal to one percent (1%) of such prepayment made. Any mandatory prepayments required under Section 2.5(c) to be paid after the first anniversary of the Closing Date, shall be payable without penalty or premium.

(f)          Prepayment Premium (Savings Clause). The prepayment premium (referenced in Section 2.4(b) and Section 2.5(e), as applicable) shall be due and payable in connection with any prepayment made from the Closing Date through the first anniversary of the Closing Date (whether voluntary or required to be made pursuant to Section 2.4(b), Section 2.5(e) or otherwise) whether after the occurrence and during the continuance of an Event of Default, after the Obligations have been accelerated in accordance with Section 10.1, while any Loan Party is subject to any Insolvency Proceeding, case or proceeding under the Bankruptcy Code or under any other insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (including, but not limited to, on account of a distribution to the Lenders under a plan of reorganization or as a result of a liquidation), or as a result of the Administrative Agent’s, Collateral Agent’s or Lenders’ exercise of any right or remedy following the occurrence of an Event of Default whether before or after the commencement of any of the foregoing proceedings.

2.6          Interest Rates: Rates, Payments, and Calculations.

(a)         Interest Rates; Payment. Subject to Sections 2.6(b) and 2.6(e), the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the option of the Borrower, (i) the Three Month Term SOFR Rate plus five percent (5%) provided that one hundred percent (100%) of such interest shall be payable in cash in arears on the last Business Day of each calendar quarter (for all interest accrued during such calendar quarter) or (ii) the Three Month Term SOFR Rate plus six percent (6%) provided that such interest shall be payable in arears fifty percent (50%) in cash and fifty percent (50%) in Freely Tradable Shares, the number of such shares of Common Stock to be determined by Borrower using a price per share that is the lower of (x) ninety-five percent (95%) of the 5-Day Average VWAP and (y) ninety-five percent (95%) of the closing price or bid price, as applicable, of the Common Stock on the Trading Day immediately prior to the date on which interest for such calendar quarter is due, in either case, on the last Business Day of each calendar quarter (for all interest accrued during such calendar quarter) provided that unless Borrower elects by written notice to Agent, to pay interest pursuant to clause (ii) of this sentence no later than three (3) Business Days before interest for such calendar quarter is due, Borrower shall be deemed to elect to pay interest for such quarter pursuant to clause (i) of this sentence. For each calendar quarter, the Three Month Term SOFR Rate applicable for such quarter shall be determined by Agent as of the second to last Business Day of the immediately preceding calendar quarter (consistent with the mechanism set forth in the definition of Term SOFR set forth herein). Notwithstanding anything to the contrary set forth in this Agreement, Borrower shall not issue any shares of Common Stock hereunder (and shall pay such applicable amount of interest to affected Lender(s) in cash) and the affected Lender shall not have the right to receive such portion of interest due in Freely Tradable Shares pursuant to the terms and conditions of this Agreement and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, such Lender, together with its Attribution Parties collectively, would Beneficially Own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock Beneficially Owned by such Lender shall include the number of shares of Common Stock held by such Lender and its Attribution Parties plus the number of shares of Common Stock issuable upon payment of interest to which the determination of such sentence relates and the number of Warrant Shares Beneficially Owned and currently exercisable by such Lender and its Attribution Parties, provided, however, the number of shares of Common Stock Beneficially Owned shall exclude the number of shares of Common Stock that would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of Borrower (including, without limitation, any convertible notes or convertible preferred stock or warrants) Beneficially Owned by such Lender or its Attribution Parties that are subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 2.6(a) that are in excess of such limitation. For so long as the Term Loan remains outstanding, Borrower shall at all times reserve for issuance that number of Freely Tradable Shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Borrower’s obligation to issue shares of Common Stock in payment of interest under this Agreement. Notwithstanding any other provisions hereof (but without limiting Section 2.6(b) and/or Section 2.6(f)(i) hereof), interest shall only be payable pursuant to clause (i) of the first sentence set forth in this Section 2.6(a) while any Event of Default is continuing. The Borrower shall be solely responsible for determining the amount of Freely Tradeable Shares due to the Lenders on any Interest Payment Date and for delivering such Freely Tradeable Shares to the applicable Lenders, and the Agent shall have no obligation to calculate or verify the Borrower’s calculations or to deliver or cause the delivery of any Freely Tradeable Shares provided that (i) within three (3) Business Days after making a payment of interest pursuant to clause (ii) of the first sentence of this Section 2.6(a), the Borrower shall send to Lenders a written calculation of such interest payment made in Common Stock, in detail reasonably acceptable to Required Lenders, and Required Lenders shall have three (3) Business Days after receiving such written calculation to dispute such calculation, in which case, the Required Lenders shall promptly inform the Borrower of the discrepancy and provide Borrower with Required Lenders’ written calculation with respect to such payment, (ii) the Required Lenders’ calculation referenced in clause (i) of this sentence shall be deemed correct, conclusive and binding absent manifest error and (iii) the Borrower shall promptly, and in no case more than two (2) Business Days after receiving such notice of discrepancy from Required Lenders, pay any additional amounts (if applicable) to Agent. Further, the Agent shall have no obligation to monitor the number of Freely Tradeable Shares Beneficially Owned by any Lender, or such Lender’s compliance with the ownership limitations hereunder.

(b)        Default Rate. Upon the occurrence and during the continuation of an Event of Default, at the reasonable discretion of the Required Lenders and upon written notice by the Required Lenders to the Agent, the principal amount of all Obligations shall bear interest at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder (the “Default Rate”). For the avoidance of doubt, upon Required Lenders’ election to charge the Default Rate, the Default Rate shall commence on the date of the occurrence of an Event of Default irrespective of the date of reporting or declaration of such Event of Default and irrespective of the date on which the Required Lenders elect to charge the Default Rate. All such interest shall be payable in cash concurrent with interest payable pursuant to Section 2.6(a) hereof.

(c)         Payment. Except as otherwise provided under Section 2.6(b), interest shall be paid in arrears not later than 1:00 p.m. (New York City time) on the last Business Day of each calendar quarter (for interest accrued during such calendar quarter). All payments received by the Agent after 1:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Interest shall also be paid in cash with respect to any prepayment hereunder on the date such prepayment is paid. If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from Borrower and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. If any payment to be made by Borrower hereunder shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(d)          Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e)         Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower, the Agent and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations related thereto to the extent of such excess.

(f)           Inability to Determine Rates.

(i)    Alternate Rate of Interest. Subject to clause (ii) below, if (i) the Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Three Month Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis); or (ii) the Agent is advised by the Required Lenders that the Three Month Term SOFR Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their portion of the Term Loan (or its portion of the Term Loan) during any applicable calendar quarter;

then the Agent shall give notice thereof to the Borrower and the Lenders as provided in Section 12 as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the initial Benchmark, the Term Loan shall bear interest at (x) the Base Rate plus five percent (5%) per annum in the case of Section 2.6(a)(i) and (y) Base Rate plus six percent (6%) per annum in the case of Section 2.6(a)(ii), with all other provisions of Section 2.6(a) remaining the same other than those provisions that expressly pertain only to the initial Benchmark such as the last sentence of Section 2.6(a).

(ii)    Benchmark Replacement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any calendar quarter with respect to the initial Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the other Loan Documents without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(iii)    Notices: Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event and (B) the implementation of any Benchmark Replacement. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.6(f), including any determination with respect to the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.6(f).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the Three Month Term SOFR Rate for the initial Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that such tenor for the initial Benchmark is or will be no longer representative, then the initial Benchmark will be replaced by the Benchmark Replacement and interest on all Obligations shall thereafter accrue at (x) the Base Rate plus five percent (5%) per annum in the case of Section 2.6(a)(i) and (y) Base Rate plus six percent (6%) per annum in the case of Section 2.6(a)(ii), with all other provisions of Section 2.6(a) remaining the same other than those provisions that expressly pertain only to the initial Benchmark such as the last sentence of Section 2.6(a).

(v)    At any time that a tenor for the initial Benchmark is not an Available Tenor, the component of Base Rate based upon the initial Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

2.7          Designated Account. Unless otherwise agreed by the Lenders and Borrower, the proceeds of the Term Loan shall be remitted by Lenders to the Designated Account.

2.8          Statements of Obligations.

(a)          The Agent, on behalf of the Lenders, shall record on its books and records the amount of the Term Loan made hereunder, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to Borrower on a quarterly basis a loan statement setting forth the amount of the principal balance of the Term Loan then outstanding. Such record and such loan statement shall, absent manifest error, be conclusive evidence of the amount of the Term Loan made by the Lenders to Borrower and then outstanding and the interest and payments thereon unless, within thirty (30) calendar days after Borrower’s request to inspect such record or Borrower’s receipt of a loan statement, as applicable, Borrower shall deliver to the Agent written objection thereto describing the error or errors contained in such record or loan statement, as applicable. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation on Borrower hereunder (or under any Note) to pay any amount owing with respect to the Term Loan or provide the basis for any claim against the Agent.

(b)         The Agent, acting as a non-fiduciary agent of Borrower solely with respect to the actions described in this Section 2.8(b), shall establish and maintain at its address referred to in Section 12 (or at such other U.S. address as the Agent may notify Borrower) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Term Loan and any assignment of any such interest and (B) accounts in the Register in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 14), (2) the Commitments of each Lender, (3) the amount of the outstanding Term Loan and the funding by each Lender of any portion thereof, (4) the amount of any principal amounts of (and stated interest on) the Term Loan owing to each Lender pursuant to the terms hereof from time to time, and (5) any other payment received by the Agent from Borrower and its application to the Obligations. The entries in the Register shall be conclusive absent manifest error.

(c)         Notwithstanding anything to the contrary contained in this Agreement, the Term Loan (including any Notes evidencing any portion of the Term Loan) are registered obligations, the right, title and interest of the Lenders and their assignees in and to the Term Loan (and/or any portion thereof) shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.8 and Section 14 shall be construed so that the Term Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)          The Loan Parties, the Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to this Section 2.8 as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrower, the Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice.

2.9         [Reserved].

2.10       Effect of Maturity. (i) On the Maturity Date, the Term Loan, all accrued interest thereon and all other outstanding Obligations shall immediately become due and payable without notice or demand and Borrower shall immediately repay all of the Obligations in cash in full. No termination of the obligations of the Lenders (other than cash payment in full of the Obligations (other than unasserted contingent indemnification obligations) and termination of any other obligation of the Lenders to provide additional credit hereunder) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than unasserted contingent indemnification obligations) have been paid in full in cash (and, in the case of an election made under Section 2.6(a) hereof with respect to payment of certain outstanding interest in accordance with the provisions thereof, payment of such interest from Stock issued by the Borrower) and the Lenders’ obligations to provide additional credit hereunder shall have been terminated. Provided that the Agent has not received prior written notice that there is a suit, action, proceeding or claim pending or threatened against an Indemnified Person under this Agreement with respect to any Indemnified Liabilities, the Agent shall, at the Loan Parties’ request and expense, release or terminate any filings or other agreements that perfect the Agent’s Liens in the Collateral, upon the Agent’s receipt of each of the following, in form and content satisfactory to the Agent and the Required Lenders: (i) cash payment in full of all Obligations (other than unasserted contingent indemnification obligations), (ii) evidence that any obligation of the Lenders to provide any further credit to Borrower has been terminated (it being understood that upon the making of the Term Loan on the Closing Date, the Lenders shall have no further obligation to make loans or otherwise extend credit to the Borrower and/or its Subsidiaries hereunder and/or under the Loan Documents), (iii) a general release of all claims against the Secured Parties and their respective Affiliates, Agent-Related Parties, and Lender-Related Persons by Borrower, each other Loan Party and all of the Borrower’s other Subsidiaries relating to the Secured Parties’ performance and obligations under the Loan Documents and any other matters related to the Loan Documents, and (iv) an agreement by Borrower and each Guarantor to indemnify the Secured Parties and their respective Affiliates, Agent-Related Parties, and Lender-Related Persons for any payments received by the Secured Parties or their Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason. The Agent shall have no duty to investigate whether there is any suit, action, proceeding or claim pending or threatened against an Indemnified Person under this Agreement with respect to any Indemnified Liabilities, and shall be fully protected and shall have no liability to any Indemnified Person or any other Person for releasing or terminating any filings or other agreements that perfect the Agent’s Liens in the Collateral in accordance with this Section 2.10.

2.11       Original Issue Discount. The Term Loan shall be issued with an original issue discount (the “OID”) of two percent (2.0%) such that the Lenders will lend 98 cents of each $1 of the Term Loan made pursuant to Section 2.1(a). The OID shall immediately constitute part of the principal amount of the Term Loan for all purposes upon the making of the Term Loan (and shall continue to constitute principal for all purposes thereafter until paid in full in cash).

2.12        Fees. Borrower shall pay to the Agent the fees payable in the amounts and at times separately agreed upon in writing between Borrower and the Agent. Such fees shall be fully earned and irrevocable when paid and shall not be refundable for any reason whatsoever.

2.13        Payments by the Lenders to the Agent; Settlement.

(a)          In the case of any payment of principal received by the Agent from Borrower in respect of all or any portion of the Term Loan prior to 12:00 p.m. (New York City time) on any Business Day, the Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on such Business Day, and, in the case of any payment of principal received by the Agent from Borrower in respect of the Term Loan later than 12:00 p.m. (New York City time) on any Business Day, the Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on the next Business Day.

(b)          Procedures. The Agent is hereby authorized by each Loan Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on Debt domain or Intralinks systems.

2.14       Purchase Price Allocation; Tax Treatment. Each Lender and each Loan Party agree that (i) the Term Loan and the Warrant shall be treated as an “investment unit” as that term is defined in Section 1273(c)(2) of the Code, and (ii) the aggregate fair market value of each of such investment units on the Closing Date is $1,000, where $886.47 is allocable to the Term Loan and $113.53 is allocable to the Warrant.  Each Lender and each Loan Party shall report and cause each of its Affiliates to report the transaction contemplated by this Agreement (including any original issue discount calculations) in a manner consistent with this Section 2.14 for all tax purposes and none of them shall take any position or permit any of its Affiliates to take any position (whether in audits, tax returns or otherwise) that is inconsistent with this Section 2.14 unless required to do so by applicable law in which case it shall notify the other parties hereto.

3.	SECURITY INTEREST.

3.1         Grant of Security Interest. Borrower and each Loan Party hereby unconditionally grants, assigns, and pledges to the Agent for the benefit of the Secured Parties, to secure payment and performance of the Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Borrower’s and Loan Party’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations. Borrower and each Loan Party shall also grant the Agent a Lien and security interest in all Commercial Tort Claims that it may have from time to time against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, the Collateral secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrower or any other Loan Party to the Secured Parties, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving Borrower or any other Loan Party due to the existence of such Insolvency Proceeding.

3.2        Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower and each other Loan Party shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Parties of any of the rights hereunder shall not release Borrower or any other Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) the Secured Parties shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Parties be obligated to perform any of the obligations or duties of Borrower or any other Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

3.3         Assignment of Insurance. As additional security for the Obligations, Borrower and each other Loan Party hereby collaterally assigns to the Agent for the benefit of the Secured Parties all rights of Borrower and such Loan Party under every policy of insurance covering the Collateral and all other assets and property of Borrower and each other Loan Party (including, without limitation business interruption insurance and proceeds thereof) and all business records and other documents relating to it subject to Section 2.5(c) hereof, and all monies (including proceeds and refunds) that may be payable under any policy, and, while an Event of Default is continuing, Borrower and each other Loan Party hereby directs the issuer of each policy to pay all such monies directly and solely to the Agent for the benefit of the Secured Parties. While an Event of Default is continuing, the Agent may (but shall not be obligated to), in the Agent’s or Borrower’s or any other Loan Party’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. While an Event of Default is continuing, any monies received under any insurance policy collaterally assigned to the Agent, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to the Agent and, as determined by the Required Lenders in their Permitted Discretion, may be applied to prepayment of the Obligations or disbursed to Borrower subject to the terms set forth in Section 2.5(c) hereof.

3.4         Financing Statements. Borrower and each other Loan Party authorizes the Agent to file, at the expense of the Loan Parties, financing statements describing Collateral to perfect the Agent’s Security Interest in the Collateral, and the Agent may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any Commercial Tort Claims. All, if any, financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Borrower and each other Loan Party and are hereby ratified.

4.	CONDITIONS.

4.1          Conditions Precedent to Closing. The obligation of the Lenders to make the Term Loan is subject to the fulfillment, to the satisfaction of the Agent and the Lenders, of each of the applicable conditions precedent set forth on Exhibit B.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Agent and the Lenders to enter into this Agreement, Borrower, and each other Loan Party makes the representations and warranties to the Agent and the Lenders set forth on Exhibit D. Each of such representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of the Term Loan, as though made on and as of the date on which the Term Loan is made (after giving effect thereto) (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall continue to be true and correct as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

6.	AFFIRMATIVE COVENANTS.

Borrower and each other Loan Party covenants and agrees that, until the payment in full of the Obligations (other than unasserted contingent indemnification obligations), Borrower and each other Loan Party shall and shall cause their respective Subsidiaries to comply with each of the following:

6.1         Financial Statements, Reports, Certificates. Deliver to Agent copies of each of the financial statements, reports, Projections and other items set forth on Schedule 6.1 no later than the times specified therein. In addition, Borrower agrees that no Loan Party or Domestic Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to the sales of such Loan Party and its Subsidiaries, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date.

6.2         [Intentionally Omitted].

6.3         Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, each Loan Party and any Domestic Subsidiary shall at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, contracts, licenses and permits material to its business; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses, contracts, or permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Agent or the Lenders.

6.4        Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the ordinary course conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve such assets would not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases and licenses to which it is a party as lessee or licensee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

6.5          Taxes; Obligations.

Borrower shall and shall cause each Loan Party or its Subsidiaries to (i) timely file all federal and state income tax returns and other material tax returns required to be filed or otherwise supplied to a Governmental Authority with respect to taxes, and (ii) pay and discharge (y) all material Taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or the expiration of any extension period, and (z) all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of their properties or assets which, in each case, could be a liability of or be imposed on Borrower or any of its Subsidiaries; provided no such Tax, claim or obligation need to be paid if it would not reasonably be expected to result in a Material Adverse Change or the validity of such claim, Tax or obligation is the subject of a Permitted Protest and so long as, in the case of a claim, Tax or obligation that has or may become a Lien against any of the Collateral, such Permitted Protest conclusively operates to stay the sale of any portion of the Collateral to satisfy such assessment or Tax.

6.6        Insurance. At the Loan Parties’ expense, maintain insurance with respect to the assets of each Loan Party and each of its Subsidiaries wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses, including, without limitation, the insurance coverage set forth in Schedule 6.6. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Lenders (for the avoidance of doubt, the Borrower’s insurers in place as of the date hereof are acceptable to Required Lenders) and in such amounts as is carried generally by other persons engaged in the same or in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Required Lenders (for the avoidance of doubt, based on the current facts and circumstances as of the date hereof, such amount, adequacy and scope in place as of the date hereof are reasonably satisfactory to Required Lenders). All property insurance policies covering the Collateral are to be made payable to the Agent for the benefit of the Secured Parties, as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement reasonably acceptable to the Required Lenders and are to contain such other provisions as the Required Lenders may reasonably require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies. Such evidence of property and general liability insurance shall be delivered to the Agent, with such lender loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of the Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Agent of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, the Agent may, but shall not be obligated to, arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give the Agent prompt notice of any loss exceeding $500,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.7         Inspections, Exams, Collateral Exams and Appraisals. Subject to the Disclosure Restrictions, at the Loan Parties’ expense, permit the Agent and each of the Agent’s duly authorized representatives to visit any of its properties, or cause any other Person to allow the Agent to visit any such Person’s property on which any Collateral is located, and inspect any of any Loan Party’s assets or Books and Records, to conduct inspections, exams and appraisals of the Collateral, to examine and make copies of its Books and Records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as the Required Lenders may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower and no more than once per fiscal year at Loan Parties’ expense.

6.8         Account Verification. Permit the Agent, in the Agent’s name or in the name of a nominee of the Agent, while an Event of Default is continuing, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise. Further, at the request of the Agent, while an Event of Default is continuing, each Loan Party shall send requests for verification of Accounts and send notices of assignment of Accounts to Account Debtors and other obligors.

6.9         Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change; provided, however, that this Section 6.9 shall not apply to laws related to Taxes (other than with respect to employee benefit plans), which are the subject of Section 6.5.

6.10        Environmental.

(a)         Keep any Real Property either owned or operated by Borrower or any other Loan Party free of any Environmental Lien or post bonds or other financial assurances in an amount sufficient to satisfy the Environmental Liabilities evidenced by such Environmental Lien, subject to Loan Parties’ right to engage in a Permitted Protest so long as, in the case of an Environmental Lien that has become a Lien against any of the Collateral, (i) such Permitted Protest conclusively operates to stay the sale of any portion of the Collateral to satisfy such Environmental Lien, and (ii) any such other Lien is at all times subordinate to the Agent’s Liens;

(b)          Comply, in all material respects, with Environmental Laws and provide to the Agent documentation of such compliance which the Agent reasonably requests, subject to Loan Parties’ right to engage in a Permitted Protest;

(c)         Promptly notify the Agent of any Release of which Borrower or any other Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto Real Property and take any Remedial Action required to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(d)         Promptly, but in any event within five (5) Business Days of its receipt thereof, provide the Agent with written notice of any of the following: (i) notice that an Environmental Lien has been issued or recorded against any Real Property, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority (x) located in the United States or Canada or (y) any other Governmental Authority to the extent such violation, citation, or other administrative order reasonably would be expected to result in a Material Adverse Change.

6.11        Disclosure Updates.

(a)          Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof notify the Agent:

(i)    if any written information, exhibit, or report furnished to the Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made (and any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto);

(ii)    of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any court or Governmental Authority which reasonably would be expected to result in a Material Adverse Change, provided that, in any event, such notification shall not be later than five (5) days after service of process with respect thereto on any Loan Party or any of its Subsidiaries;

(iii)    of (i) any disputes or claims by Borrower’s or any other Loan Party’s customers exceeding $500,000 individually or $1,000,000 in the aggregate during any fiscal year; or (ii) Goods returned to or recovered by Loan Parties outside of the ordinary course of business, with a Fair Market Value exceeding $500,000 individually or $1,000,000 in the aggregate;

(iv)    of any material loss or damage to any Collateral or any substantial adverse change in the Collateral;

(v)    of a violation of any law, rule or regulation, the non-compliance with which reasonably would be expected to result in a Material Adverse Change;

(vi)    of any disputes or claims by Borrower’s or any other Loan Party’s subcontractors exceeding $500,000 individually or $500,000 in the aggregate during any fiscal year;

(vii)    of any default or event of default under any other Indebtedness for borrowed money; or

(viii)    of any default, breach or other violation of any Material Contract.

(b)          Immediately upon obtaining knowledge thereof, notify the Agent of any event or condition which constitutes a Default or an Event of Default and provide a statement of the action that such Borrower proposes to take with respect to such Default or Event of Default.

(c)        Promptly following the request of the Agent (at the written direction of the Required Lenders), each Loan Party shall deliver to the Agent any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of any Loan Party or its Subsidiaries or the Collateral.

6.12        Collateral Covenants. The covenants in this Section 6.12 shall apply to all Collateral, except as expressly provided below.

(a)         Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $375,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Loan Parties shall promptly (and in any event within three (3) Business Days after receipt thereof), notify the Agent thereof, and, the applicable Loan Party, promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), shall execute such other documents and instruments as shall be requested by the Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to the Agent, together with such undated powers (or other relevant document of assignment or transfer acceptable to the Required Lenders) endorsed in blank as shall be requested by the Agent, and shall do such other acts or things deemed necessary by Agent (at the written direction of the Required Lenders) to enhance, perfect and protect the Agent’s Liens therein.

(b)          Chattel Paper.

(i)    Promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), each Loan Party shall take all steps reasonably necessary to grant the Agent control of all electronic Chattel Paper of any Loan Party in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the individual or aggregate value or face amount of such electronic Chattel Paper equals or exceeds $375,000;

(ii)    If any Loan Party retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of the Agent (at the written direction of the Required Lenders), such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Cantor Fitzgerald Securities, as Agent”; and

(c)         Control Agreements. With respect to all Deposit Accounts, Securities Accounts and commodities accounts owned as of the Closing Date, as soon as practicable following the Closing Date (but not to exceed forty-five days after the Closing Date) and, with respect to all Deposit Accounts, Securities Accounts and commodities accounts acquired and/or opened after the Closing Date, as soon as practicable following opening or acquisition (but not to exceed forty-five days after opening or acquisition):

(i)    Each Loan Party shall obtain a Control Agreement from each bank maintaining a Deposit Account for such Loan Party, other than an Excluded Account;

(ii)    Each Loan Party shall obtain a Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any such Loan Party; and

(iii)    Each Loan Party shall cause the Agent to obtain “control,” as such term is defined in the Code, with respect to all of such Loan Party’s investment property.

(d)        Letter-of-Credit Rights. If the Loan Parties (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $375,000 or more in the aggregate, then the applicable Loan Party or Loan Parties shall promptly (and in any event within three (3) Business Days after becoming a beneficiary), notify the Agent thereof and, promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), enter into a tri-party agreement with the Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to the Agent and directing all payments thereunder to the Collection Account unless otherwise directed by the Agent, all in form and substance reasonably satisfactory to the Required Lenders.

(e)         Commercial Tort Claims. If the Loan Parties (or any of them) obtain or otherwise incur Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $250,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Loan Party or Loan Parties shall, within five (5) Business Days of obtaining knowledge that it has obtained or incurred such Commercial Tort Claim, notify the Agent that it has obtained or incurred such Commercial Tort Claims and, promptly (and in any event within ten (10) Business Days) after obtaining knowledge that it has obtained or incurred such Commercial Tort Claim, amend Schedule 5.6(d) to the Information Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to the Required Lenders, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary by the Agent (at the written direction of the Required Lenders) to give the Agent for the benefit of the Secured Parties a perfected security interest in any such Commercial Tort Claim(s), which Commercial Tort Claim(s) shall not be subject to any other Liens other than Permitted Liens.

(f)          Government Contracts. Other than Accounts the aggregate value of which does not at any one time exceed $500,000, if any Account of any Loan Party arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Loan Parties shall promptly (and in any event within three (3) Business Days of the creation thereof) notify the Agent thereof and, promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), execute any instruments or take any steps reasonably required by the Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to the Agent, for the benefit of the Secured Parties, and shall provide written notice thereof under the applicable state and federal Assignment of Claims Act or other applicable law.

(g)          Intellectual Property.

(i)    On the Closing Date and, for all Intellectual Property other than Material Intellectual Property, within forty-five (45) days after the end of each calendar year (or, in the case of Material Intellectual Property arising, acquired or developed after the Closing Date, within thirty (30) days after such Material Intellectual Property arises or is acquired or developed) (or more frequently upon the request of the Agent (at the written direction of the Required Lenders)), in order to facilitate filings with the PTO and the United States Copyright Office, each Loan Party shall execute and deliver to the Agent one or more Copyright Security Agreements (if such Loan Party owns any Copyrights and to the extent that any such Copyrights are not already subject to a duly recorded Copyright security agreement) and/or Patent Security Agreement and Trademark Security Agreements (if such Loan Party owns any Patents or Trademarks and to the extent that such Patent and Trademarks are not already subject to a duly recorded Patent and Trademark security agreement), in each case, in form and substance reasonably satisfactory to Required Lenders, to further evidence the Agent’s Lien on such Loan Party’s Patents, Trademarks, or Copyrights (if any), and the General Intangibles of such Loan Party relating thereto or represented thereby arising, developed and/or acquired during such calendar year (or such shorter period of time, as applicable) just ended;

(ii)    Each Loan Party shall have the duty, exercised in a commercially reasonable manner in the reasonable business judgment of such Loan Party, with respect to Intellectual Property that is necessary in the ordinary course conduct of such Loan Party’s business, to protect and diligently enforce and defend at such Loan Party’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, dilution, or other similar violation and to recover any and all damages for such infringement, misappropriation, dilution, or other similar violation, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter, (D) to prosecute diligently any copyright application that is part of the Copyrights pending as of the date hereof or hereafter, (E) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s Trademarks, Patents, Copyrights, other Intellectual Property, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (F) to require all employees, consultants, and contractors of each Loan Party who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to such Loan Party of Intellectual Property rights created or developed and obligations of confidentiality. No Loan Party shall abandon any Intellectual Property or Intellectual Property License that is necessary in the ordinary course conduct of such Loan Party’s business. Each Loan Party shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the ordinary course conduct of such Loan Party’s or Domestic Subsidiary’s business;

(iii)    Each Loan Party acknowledges and agrees that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Loan Party. Without limiting the generality of this Section 6.12(g)(iii), each Loan Party acknowledges and agrees that the Secured Parties shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but the Agent (at the written direction of the Required Lenders), may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable documented out-of-pocket fees and expenses of attorneys and other professionals) shall constitute Obligations hereunder;

(iv)    Each Loan Party shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright that is necessary in the ordinary course conduct of such Loan Party’s business. Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties; and

(v)    No Loan Party shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Loan Party has used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of such Loan Party thereunder) to the Agent (and any transferees of the Agent) for the benefit of the Secured Parties.

(h)          Investment Related Property.

(i)    Upon the occurrence and during the continuance of an Event of Default, following the request of the Agent (at the written direction of the Required Lenders), all sums of money and property paid or distributed in respect of the Investment Related Property that are received by any Loan Party shall be held by such Loan Party in trust for the benefit of the Agent segregated from such Loan Party’s other property, and such Loan Party shall deliver it promptly to the Agent in the exact form received; and

(ii)    Each Loan Party shall cooperate with the Agent in obtaining all necessary approvals and making all necessary filings under federal, state, or local law to effect the perfection of the Security Interest on the Investment Related Property and, while an Event of Default is continuing, to effect any sale or transfer thereof.

(i)         After Acquired Collateral. Within thirty (30) days after acquiring, manufacturing and/or developing Collateral after the Closing Date, the Borrower shall take whatever action is necessary, including without limitation, executing agreements, preparing and filing financing statements, preparing and recording mortgages, preparing or supplementing (and recording) IP Security Agreements and entering into Control Agreements, to grant (if necessary) and otherwise provide Agent with a perfected first priority security interest in such Collateral.

(j)           [Intentionally Omitted].

(k)         Motor Vehicles; Titled Goods. As required by Exhibit I hereto, or to the extent acquired or manufactured after the Closing Date, Loan Parties shall promptly notify Agent of the acquisition or manufacture of titled Equipment having a value in excess of $150,000 and, as reasonably requested by the Agent (at the written direction of the Required Lenders) with respect to such titled Equipment, the applicable Loan Party shall deliver to the Agent an original certificate of title or similar document issued by the applicable Governmental Authority for each such Equipment titled under state law, together with a signed title application naming the Agent as lien holder with respect to such Equipment and will cause such title certificates to be filed (with the Agent’s Lien noted thereon) in the appropriate filing office.

(l)           Pledged Collateral. As long as any Obligation remains outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted):

(i)    Delivery of Pledged Collateral & Pledged Investment Property. Each Loan Party shall (i) deliver (promptly, but not to exceed thirty (30 days) after acquiring, certification, execution or forming) to the Agent, in suitable form for transfer and in form and substance satisfactory to the Required Lenders, (A) all Pledged Certificated Stock, including all Stock described on Schedule 6.12(l)(i), (B) all Pledged Debt Instruments, including all Indebtedness described on Schedule 6.12(l)(ii), having a stated value in excess of $375,000 in the aggregate and (C) all certificates and instruments evidencing Pledged Investment Property with a stated value in excess of $375,000 in the aggregate and (ii) maintain all other Pledged Investment Property with a stated value in excess of $375,000 in the aggregate in a Controlled Securities Account.

(ii)    Event of Default. During the continuance of an Event of Default, the Agent shall have the right, at the written direction of the Required Lenders and upon notice to the Loan Parties, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(iii)    Pledged Uncertificated Stock. Each Loan Party hereby covenants and agrees that, without the prior express written consent of the Required Lenders, it will not agree to any election by any limited liability company to treat the Pledged Stock as securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction and in any event will promptly notify the Agent in writing if such Pledged Stock will be treated as a security governed by Article 8 of the Uniform Commercial Code of any jurisdiction and, in such event, take such action as the Agent make request in order to establish the Agent’s “control” (within the meaning of Section 8-106 of the UCC) over such Pledged Stock.

(iv)    Cash Distributions with respect to Pledged Collateral. Except as provided in Section 10.2 and subject to the limitations set forth in this Agreement, such Loan Party shall be entitled to receive all cash distributions and dividends paid in respect of the Pledged Collateral.

(v)    Voting Rights. Except as provided in Section 10.2, the Loan Parties shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party that would contravene or result in any violation of any provision of any Loan Document in any material respect.

6.13       Material Contracts. Upon request, provide the Agent with copies of (a) each Material Contract and (b) each material amendment or modification of any Material Contract not previously disclosed to Agent. Borrower and each other Loan Party shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any material obligations thereunder.

6.14       Location of Inventory, Equipment and Books. Each Loan Party shall keep its Inventory and Equipment (other than vehicles and Equipment out for repair) and Books of each Loan Party and each of its Domestic Subsidiaries only at the locations identified on Schedule 5.29 to the Information Certificate and keep the chief executive office of each Loan Party and each of its Subsidiaries only at the locations identified on Schedule 5.6(b) to the Information Certificate; provided, however, that, so long as no Event of Default has occurred and is continuing, each Loan Party may (a) move Equipment to and from and keep Equipment at any domestic location accessible by a Loan Party without restriction and owned, leased or licensed by a Loan Party’s customer(s) to the extent necessary for such Loan Party’s provision of services to such customer and so long as such Loan Party timely reports the presence of such Equipment, (b) send Equipment to repairmen and (c) move Collateral in transit between Loan Parties or from Loan Parties to customers. Loan Parties shall not move Collateral outside the United States other than pursuant to sales to customers located outside the United States in the ordinary course of business.

6.15        Further Assurances.

(a)         At any time upon the reasonable request of the Agent or the Required Lenders, execute or deliver to the Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, escrow agreements with respect to software (provided that in the case of escrow agreements with respect to software, Agent shall only be permitted to require delivery of this type of agreement while an Event of Default is continuing), endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that the Agent or the Required Lenders may reasonably request and in form and substance reasonably satisfactory to the Agent or the Required Lenders, to protect its interests in the Collateral, to create, perfect, and continue perfection or to better perfect the Agent’s Liens in all of the assets that constitute Collateral of each Loan Party under applicable Legal Requirements in the United States (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents, such Borrower and such other Loan Party hereby authorizes the Agent to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes the Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as are necessary or that the Agent (at the direction of the Required Lenders) may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and each other Loan Party, other than Excluded Property, under applicable Legal Requirements in the United States or other applicable local law.

(b)         Borrower and each other Loan Party authorizes the filing by the Agent of financing or continuation statements, or amendments thereto, and such Loan Party will execute and deliver to the Agent such other instruments or notices, as the Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby under applicable Legal Requirements in the United States.

(c)        Borrower and each other Loan Party authorizes the Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement. Borrower and each other Loan Party also hereby ratifies any and all financing statements or amendments previously filed by the Agent in any jurisdiction.

(d)        Borrower and each other Loan Party acknowledges that no Loan Party is authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of the Agent (at the written direction of the Required Lenders).

6.16       Post-Closing Deliverables. Borrower shall satisfy the requirements and/or provide to the Agent each of the documents, instruments, agreements and information set forth on Exhibit I hereto, on or before the date specified for such requirement on such Exhibit or such later date to be determined by the Required Lenders in their reasonable discretion, each of which shall be completed or provided in form and substance reasonably satisfactory to the Agent and the Required Lenders.

7.	NEGATIVE COVENANTS.

Borrower and each Loan Party covenants and agrees that, until termination of all of the Commitments of each of the Lenders hereunder and payment in full of the Obligations in cash (other than any unasserted contingent indemnification obligations (and, in the case of an election made under Section 2.6(a) hereof with respect to payment of certain outstanding interest in accordance with the provisions thereof, payment of such interest from Stock issued by the Borrower)), neither Borrower nor any other Loan Party will do, nor will Borrower or any other Loan Party permit any of their Subsidiaries to do any of the following:

7.1          Indebtedness.

(a)          Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

(b)          Incur any Permitted Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of a Loan Party unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Borrower solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with this Section 7.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is entitled to be incurred pursuant to Section 7.1(a), Borrower will be permitted to classify and divide such item of Indebtedness on the date of its incurrence, in any manner that complies with this Section 7.1. Indebtedness under this Agreement will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the definition of Permitted Indebtedness. For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that any Loan Party may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

7.2         Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any (a) Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens or (b) Lien of any subcontractor of Borrower or any other Loan Party on the assets of any customer of Borrower or any other Loan Party, unless, and to the extent, such subcontractor Lien is discharged, satisfied, vacated, bonded, or stayed within seven (7) Business Days thereof.

7.3          Restrictions on Fundamental Changes.

(a)         Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties, provided that Borrower must be the surviving entity of any such merger to which it is a party and (ii) any merger between any Loan Party’s Subsidiaries that are not Loan Parties.

(b)          Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of the Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving.

(c)          Sell or otherwise transfer all or substantially all of the assets of any Loan Party or any of their respective Subsidiaries, other than to a Loan Party.

(d)          Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to Sections 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4.

(e)          Form or acquire any (i) direct Subsidiary, (ii) indirect Subsidiary in the United States, or indirect Subsidiary in a Foreign Jurisdiction unless (x) in the case of the formation or acquisition of Domestic Subsidiaries of the Loan Parties, (1) Loan Parties provide the Agent with written notice of the formation or acquisition of each Domestic Subsidiary within ten (10) days after such formation or acquisition and provide the Agent with copies of all organizational and formation documents related thereto as the Agent or the Required Lenders may request in its Permitted Discretion, (2) in the case of any acquisition, any such acquisition is otherwise permitted hereunder, including without limitation Section 7.11 and (3) in the case of the formation or acquisition of any Domestic Subsidiaries, the Borrower complies with Section 18.6 in regards to such new Subsidiary and (y) in the case of the formation or acquisition of any Subsidiary that is a controlled foreign corporation (within the meaning of Section 957 of the IRC) or any Foreign Subsidiary Holding Company, within twenty days (20) days after such Subsidiary is formed or acquired (each, a “First Tier Foreign Subsidiary”), the applicable Loan Party shall have pledged (in a manner satisfactory to Required Lenders) sixty five percent (65%) of the voting Stock issued by such First Tier Foreign Subsidiary to the Agent for the benefit of the Secured Parties to secure the Obligations.

7.4         Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Section 7.3, sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral or any other asset except as expressly permitted by this Agreement. The Agent and the Required Lenders shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents. Notwithstanding any provisions set forth herein, including the definition of “Permitted Dispositions”, (i) in no event shall any Loan Party that owns (or has an exclusive license to) any Intellectual Property that is material to the operations or the business of the Borrower and its Subsidiaries, be permitted to sell, transfer, assign or grant an exclusive license with respect to any interest in such Intellectual Property to any other Person (including without limitation, any Subsidiary that is not a Loan Party) other than to another Loan Party, and (ii) no Subsidiary of Borrower that is not a Loan Party shall be permitted to own (or have an exclusive license to), develop, or receive from any Loan Party, any Intellectual Property that is material to the operations or the business of Borrower and its Subsidiaries.

7.5         Change of Name. Except upon ten (10) days’ prior written notice to the Agent and prior delivery to the Agent of all additional financing statements (which the Borrower shall promptly file or record in all appropriate filing and/or recording offices), if any, necessary to maintain the validity, perfection and priority of the security interests provided for herein and such other documents as reasonably requested by the Agent or the Required Lenders, change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party, or, except upon ten (10) days’ prior written notice to the Agent, change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party’s Subsidiaries.

7.6        Nature of Business. Make any material change in the nature of its or their business as conducted on the date of this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Borrower or any other Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

7.7          Prepayments. Except in connection with Refinancing Indebtedness permitted under the definition of Permitted Indebtedness,

(a)          optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) Permitted Indebtedness owing to a Loan Party; provided, that no Event of Default has occurred and is occurring, or would occur after giving effect to such payment; and

(b)          make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions; except to the extent permitted under the Intercompany Subordination Agreement, if applicable.

7.8          Amendments. Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(a)         any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness (i) other the Obligations in accordance with this Agreement, (ii) if the effect thereof, either individually or in the aggregate, would reasonably be expected to be materially adverse to the interests of the Agent or the Lenders and (iii) to the extent otherwise permitted under this Section 7.8;

(b)          any Material Contract except (i) Reserved, (ii) to the extent that such amendment, modification, or change would not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Agent or the Lenders or (iii) to the extent otherwise permitted under this Section 7.8; and

(c)          the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, would reasonably be expected to be materially adverse to the interests of the Agent or the Lenders.

7.9          Change of Control. Cause, permit, or suffer to exist, directly or indirectly, any Change of Control.

7.10        Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.11        Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment.

7.12        Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower, any other Loan Party or any of their Subsidiaries except for:

(a)          transactions in the ordinary course of business, undertaken in good faith, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate;

(b)          so long as it has been approved by a Loan Party’s Board of Directors in accordance with applicable law, any customary indemnities provided for the benefit of directors (or comparable managers) of such Loan Party;

(c)          so long as it has been approved by a Loan Party’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of a Loan Party and its Subsidiaries in the ordinary course of business;

(d)          transactions permitted by Section 7.3 or Section 7.17; and

(e)          Permitted Affiliate Transactions.

7.13       Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) to pay fees, costs, and expenses, including Expenses, incurred in connection with this Agreement, the other Loan Documents, (b) to pay any other fees, costs and expenses incurred in connection with the Transactions and (c) consistent with the terms and conditions hereof, for general corporate and working capital purposes (provided that no part of the proceeds of the Term Loan made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).

7.14        Limitation on Issuance of Stock. Except for the issuance or sale of Common Stock by Borrower (and the Warrants as part of the Transaction), issue or sell or enter into any agreement or arrangement for the issuance and sale of any Stock of Borrower or a Subsidiary of Borrower other than to a Loan Party.

7.15      Consignments. Except for Inventory referenced in this Section 7.15 and Section 7.16 with an aggregate Fair Market Value less than $500,000, consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as set forth on Schedule 7.15 to the Information Certificate.

7.16       Inventory and Equipment with Bailees. Except for Inventory referenced in this Section 7.15 and Section 7.16 with an aggregate Fair Market Value less than $500,000, store the Inventory or Equipment of any Loan Party or any of its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate or except as otherwise permitted herein.

7.17        Other Payments and Distributions. Except for Permitted Distributions, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly:

(a)          declare or pay any dividend or make any other payment or distribution on account of any Loan Party’s Stock (including, without limitation, any payment in connection with any merger or consolidation involving any Loan Party or any of its Subsidiaries), or to the direct or indirect holders of any Loan Party’s Stock in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) of Borrower);

(b)          purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower) any Stock of any Loan Party;

(c)          except as permitted by Section 7.7 hereof, make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Loan Party that is contractually subordinated in right of payment to the Obligations of such Loan Party, as the case may be, except a payment of regularly scheduled interest or principal at the Stated Maturity thereof or otherwise to the extent permitted under any applicable subordination agreement; or

(d)          make any Investment other than Permitted Investments (all such payments and other actions set forth in these clauses (a) through (c) above being collectively referred to as “Restricted Payments”).

7.18        Minimum Liquidity. The Loan Parties shall not permit Liquidity to be less than $4,000,000 at any time.

7.19        Benefits. Adopt, sponsor, maintain, become obligated to contribute to, or incur any liability with respect to a Benefit Plan (and shall ensure that none of their ERISA Affiliates do any of the foregoing).

8.	[INTENTIONALLY OMITTED].

9.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

9.1         If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, charges or other amounts due to any Lender or the Agent, reimbursement of Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

9.2          If any Loan Party or any of its Subsidiaries:

(a)          fails to perform or observe any covenant or other agreement contained in any of (i) Sections 6.1, 6.3 (solely if Borrower is not in legal existence), 6.6, 6.7 (solely if any Loan Party or any of its Subsidiaries refuses to allow the Agent or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with its officers and employees), 6.8, 6.11 and/or (ii) Section 7;

(b)         fails to perform or observe any covenant or other agreement contained in any of Sections 6.4, 6.5, 6.9, 6.10, 6.12, 6.13, 6.15 and/or 6.16 and such failure continues for a period of fifteen (15) days after the earlier of (i) the date on which such failure shall first become known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by the Agent; or

(c)         fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by the Agent;

9.3         If one or more judgments, orders, or awards for the payment of money in an amount in excess of $375,000 in any one case or in excess of $750,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

9.4          If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

9.5        If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

9.6          If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Loan Party and its Subsidiaries, taken as a whole;

9.7         If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more Persons (other than an Affiliate of a Loan Party or any of its Subsidiaries that has waived such default in writing) relative to the Indebtedness of such Loan Party or such Subsidiary involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

9.8       If any warranty, representation or certificate made herein or in any other Loan Document or delivered in writing to the Agent in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

9.9        If the obligation of any Guarantor under its Guaranty or any other Loan Document to which any Guarantor is a party is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor fails to perform any obligation under its Guaranty or under any such Loan Document, or repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty, or under any such Loan Document, or any Guarantor ceases to exist except in connection with a transaction permitted under this Agreement;

9.10        If this Agreement or any other Loan Document that purports to create a Lien on Collateral, shall, for any reason, fail or cease to create a valid and perfected Lien thereon having the priority required herein or therein;

9.11        there occurs any Material Adverse Change;

9.12        If any Loan Party has engaged in fraudulent activity with respect to the Collateral or other matters;

9.13        If the shares of the common stock of the Borrower issuable upon exercise of the Warrants or issued to the Lenders as payment of interest hereunder are no longer Freely Tradable Shares; or

9.14      The validity or enforceability of any Loan Document (or any portion thereof) shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or a proceeding shall be commenced by a Loan Party or any of its Subsidiaries, or a proceeding shall be commenced by any Governmental Authority having jurisdiction over a Loan Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or any of its Subsidiaries shall deny that such Loan Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document.

10.	RIGHTS AND REMEDIES.

10.1        Rights and Remedies.

(a)         Upon the occurrence and during the continuation of an Event of Default, the Agent or its authorized representatives (at the written direction of the Required Lenders) may in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(i)    declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party;

(ii)    declare any outstanding funding obligations (and any other obligation to extend credit) of each Lender under this Agreement terminated, whereupon such funding obligations (and such other obligations to extend credit, if any) shall immediately be terminated;

(iii)    give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to the Agent for security and must be paid directly to the Agent and the Agent may collect the Accounts, General Intangible and Negotiable Collateral of Borrower and each other Loan Party directly, and any collection costs and expenses shall constitute part of the Obligations under the Loan Documents;

(iv)    without notice to or consent from any Loan Party or any of its Subsidiaries, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where any Loan Party or any of its Subsidiaries conduct its business or has any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by the Required Lenders in good faith, including, without limitation, the right, in the Required Lenders’ Permitted Discretion, through any Person or otherwise, to enter upon any job site and complete any portion of any of the Loan Parties’ projects as the Required Lenders deem necessary to collect or realize on any Collateral; and

(v)    exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.

(b)          Without limiting the generality of the foregoing, Borrower and each other Loan Party expressly agrees that upon the occurrence and during the continuation of an Event of Default:

(i)    The Agent or its authorized representatives (at the written direction of the Required Lenders), without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon Borrower, any other Loan Party or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral, including with respect to any Collateral consisting of Intellectual Property, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Loan Party to the Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Required Lenders shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained) and (i) require Loan Parties to, and Borrower and each other Loan Party hereby agrees that it will at its own expense and upon request of the Agent (at the written direction of the Required Lenders) forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at one or more locations designated by the Agent where such Borrower or other Loan Party conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s or Loan Party’s offices or elsewhere, for cash, on credit, and upon such other terms as the Required Lenders may deem commercially reasonable. Borrower and each other Loan Party acknowledges and agrees that Borrower and each Loan Party’s Equipment is highly specialized and not widely marketable, and as such, the Agent shall not be required to widely or generally advertise any private or public sale of such Equipment. Borrower and each other Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Borrower or such other Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent (at the written direction of the Required Lenders) may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Borrower and each other Loan Party agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. If permitted by law, Agent (on behalf of Secured Parties) shall be permitted to acquire such Collateral (by credit bid or otherwise) at any such private sale or public sale. Borrower and each other Loan Party agrees that any sale of Collateral to a counterparty to a Material Contract, or to a licensor pursuant to the terms of a license agreement between such licensor and Borrower or such other Loan Party, is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;

(ii)    The Agent or its authorized representatives (at the written direction of the Required Lenders) may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Loan Party or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Loan Party’s Deposit Accounts in which the Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Loan Party to pay the balance of such Deposit Account to or for the benefit of the Agent, and (ii) with respect to any Loan Party’s Securities Accounts in which the Agent’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Loan Party to (A) transfer any cash in such Securities Account to or for the benefit of the Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of the Agent;

(iii)    any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in Section 10.5. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, Borrower and each other Loan Party shall remain jointly and severally liable for any such deficiency; and

(iv)    the Obligations arise out of a commercial transaction, and that if an Event of Default shall occur the Agent shall have the right to an immediate writ of possession without notice of a hearing. The Agent shall have the right to the appointment of a receiver for each Loan Party or for the properties and assets of each Loan Party, and Borrower and each other Loan Party hereby consents to such rights and such appointment and hereby waives any objection such Borrower or such other Loan Party may have thereto or the right to have a bond or other security posted by the Agent, and further agrees that, to the extent permitted by applicable law, such receiver may be granted the power to sell any Collateral, subject only to the Agent’s rights therein. Borrower acknowledges that the nature of its business, which includes progress billing, technical contracts, and the use of Equipment in varied locations, renders the appointment of a receiver reasonably necessary and, makes other remedies inadequate for the liquidation of the Collateral, to the extent the Agent elects to proceed with such appointment.

Notwithstanding the foregoing or anything to the contrary contained in Section 10.1(a), upon the occurrence of any Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Agent or the Lenders, all obligations (if any) of the Lenders to provide any further extensions of credit hereunder shall automatically terminate and the Obligations shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

10.2        Pledged Collateral.

(a)          Voting Rights. During the continuance of an Event of Default, upon notice (which may be concurrent with such exercise) by the Agent to the relevant Loan Party or Loan Parties, the Agent or its nominee (at the written direction of the Required Lenders) may exercise (A) any voting, consent, corporate or other right pertaining to the Pledged Collateral including without limitation at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent (at the written direction of the Required Lenders) may reasonably determine), all without liability (except for the gross negligence or willful misconduct of the Agent or Lenders as determined by a final order of a court of competent jurisdiction no longer subject to appeal) except to account for property actually received by it; provided, however, that the Agent shall have no duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b)        Proxies. In order to permit the Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto during the continuance of an Event of Default and to receive all dividends and other distributions that it may be entitled to receive hereunder, upon an Event of Default (i) each Loan Party shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all such proxies, dividend payment orders and other instruments as the Agent (at the direction of the Required Lenders) may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Loan Party hereby grants to the Agent (subject to the terms of Section 10.2(a)) an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(c)        Authorization of Issuers. Each Loan Party hereby expressly irrevocably authorizes and instructs, without any further instructions from such Loan Party, each issuer of any Pledged Collateral pledged hereunder by such Loan Party to (i) comply with any instruction received by it from the Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Loan Party agrees that such issuer shall be fully protected from liabilities to such Loan Party in so complying and (ii) unless otherwise expressly permitted by this Agreement, during the continuance of an Event of Default pay any dividend or make any other payment with respect to the Pledged Collateral directly to the Agent.

(d)          Sale of Pledged Collateral.

(i)    Each Loan Party recognizes that the Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(ii)    Each Loan Party agrees to use its commercially reasonable efforts to do or cause to be done all such other acts (other than registering securities for public sale under the Securities Act or under applicable state securities laws) as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 10 valid and binding and in compliance with all applicable Legal Requirements. Each Loan Party further agrees that a breach of any covenant contained herein will cause irreparable injury to the Agent and other Secured Parties, that the Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against such Loan Party, and such Loan Party hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement or gross negligence or willful misconduct of the Agent as determined by a final order of a court of competent jurisdiction no longer subject to appeal. Each Loan Party waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by the Agent.

10.3       Agent Appointed Attorney in Fact. Borrower and each other Loan Party hereby irrevocably appoints the Agent its attorney-in-fact, with full authority in the place and stead of Borrower and such Loan Party and in the name of Borrower or such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which the Agent has been directed in writing by the Required Lenders to accomplish the purposes of this Agreement, including:

(i)    to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Borrower or such other Loan Party;

(ii)    to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(iii)    to file any claims or take any action or institute any proceedings which the Agent (at the written direction of the Required Lenders) may deem necessary or desirable for the collection of any of the Collateral of such Borrower or such other Loan Party or otherwise to enforce the rights of the Secured Parties with respect to any of the Collateral;

(iv)    to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower or such other Loan Party in respect of any Account of such Borrower or such other Loan Party;

(v)    to use any Intellectual Property or Intellectual Property Licenses of such Borrower or such other Loan Party including but not limited to any labels, Patents, Trademarks, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Borrower or such other Loan Party;

(vi)    to take exclusive possession of all locations where Borrower or any other Loan Party conducts its business or has rights of possession, without notice to or consent of Borrower or any Loan Party and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;

(vii)    the Agent shall have the right, but shall not be obligated, to bring suit in its own name or in the applicable Loan Party’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if the Agent shall commence any such suit, the appropriate Borrower or such other Loan Party shall, at the request of the Agent, do any and all lawful acts and execute any and all documents reasonably required by the Agent in aid of such enforcement; and

(viii)    to the extent permitted by applicable law, Borrower and each other Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until all Commitments of the Lenders to provide the Term Loan are terminated and all Obligations (other than unasserted contingent indemnification obligations) have been paid in full in cash (and, in the case of an election made under Section 2.6(a) hereof with respect to payment of certain outstanding interest in accordance with the provisions thereof, payment of such interest from Stock issued by the Borrower).

10.4       Remedies Cumulative. The rights and remedies of the Agent and the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Agent and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by applicable law, or in equity. No exercise by the Agent or the Lenders of one right or remedy shall be deemed an election, and no waiver by the Lenders of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Agent or the Lenders shall constitute a waiver, election, or acquiescence by it.

10.5       Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.1(a) or the Agent or the Lenders have exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Agent or the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied to the Obligations in accordance with Section 2.4(d).

10.6        Marshaling. The Agent or the Lenders shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and under the other Loan Documents and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Borrower and each other Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Agent or the Lenders’ rights and remedies under this Agreement or under any other Loan Document or instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws.

10.7       License. Effective upon the occurrence of and during the continuation of any Event of Default, to the extent permitted by applicable law, Borrower and each other Loan Party hereby grants to the Agent an irrevocable (so long as Obligations remain outstanding), non-exclusive, worldwide and royalty-free license or sublicense to use or otherwise exploit all Intellectual Property rights of Borrower and such Loan Party now owned or hereafter acquired, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used in the compilation or printout thereof (subject to any confidentiality provisions applicable to such Intellectual Property rights), for the purpose of enabling the Agent to exercise rights and remedies under this Section 10, including: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Borrower or such other Loan Party for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following the occurrence and during the continuance of any Event of Default.

11.	WAIVERS; INDEMNIFICATION.

11.1        Demand; Protest; etc.

Borrower and each other Loan Party waives demand, protest, notice of protest, notice of default (except as expressly provided for herein or in any other Loan Document) or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by the Agent or any Lender on which Borrower or such other Loan Party may in any way be liable.

11.2       Agent’s Liability for Collateral. Borrower and each other Loan Party hereby agrees that: (a) except as otherwise provided under the Code or expressly provided under this Agreement, the Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower and such other Loan Parties.

11.3      Indemnification. Borrower and each other Loan Party shall pay, indemnify, defend, and hold the Lender-Related Persons and Agent-Related Parties (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, losses, liabilities, fines, costs, penalties, and damages, and all reasonable documented out-of-pocket fees and disbursements of attorneys, experts, or consultants, but subject to the proviso in the definition of “Expenses”, and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or the monitoring of compliance by Borrower and each other Loan Party and each of its Subsidiaries with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, and the transactions related to the foregoing or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by Borrower or any other Loan Party to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of the Agent or Lenders hereunder or under any other Loan Document, and (f) in connection with or arising out of any Release of Hazardous Materials at, on, under, to or from any Real Property or any Environmental Action, Environmental Liabilities or Remedial Action related in any way to any such Real Property (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, neither Borrower nor any other Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys, as determined by a final, non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower or any other Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower or such other Loan Party with respect thereto. This Section 11.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to Borrower, any other Loan Party, or the Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower and/or any Guarantor:	GENASYS INC. 16262 West Bernardo Drive San Diego, CA 92127 Attention: Chief Financial Officer dklahn@genasys.com

with courtesy copies to (which shall not constitute Notice for purposes of this Section 12):	DENTONS DURHAM JONES PINEGAR P.C.
192 E 200 North, Third Floor St. George, UT 84770 Attention: Joshua E. Little joshua.e.little@dentons.com

If to the Agent:

CANTOR FITZGERALD SECURITIES 110 E. 59th Street New York, NY 10022 Attention: R. Yeh (Genasys) E-mail: Rayn.Yeh@cantor.com

and

Cantor Fitzgerald Securities 900 West Trade Street, Suite 725 Charlotte, North Carolina 28202 Phone: (747) 374-0574 Attention: B. Young (Genasys) E-mail: BYoung@cantor.com

With courtesy copies to (which shall not constitute: Notice for purposes of this Section 12):

Shipman & Goodwin LLP One Constitution Plaza Hartford, CT 06103 Attn: Nathan Z. Plotkin Email: nplotkin@goodwin.com

BROWN RUDNICK LLP One Financial Center Boston, MA 02111 Attn: Andreas P. Andromalos E-mail: aandromalos@brownrudnick.com

Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Any notice given by the Agent or any Lender to Borrower as provided in this Section 12 shall be deemed sufficient notice as to all Loan Parties, regardless of whether each Loan Party is sent a separate copy of such notice or whether each Loan Party is specifically identified in such notice. Notices to the Agent shall be effective upon actual receipt.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Agent that it is incapable of receiving notices under Section 2 by electronic communication. The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)         THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)       THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK AND THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, EACH OTHER LOAN PARTY AND THE SECURED PARTIES WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)         TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH OTHER LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). BORROWER, EACH OTHER LOAN PARTY, THE AGENT AND EACH LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)         NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT OR ANY LENDER, OR ANY AFFILIATE OF THE AGENT OR ANY LENDER OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, THE AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14.	ASSIGNS; SUCCESSORS; REPLACEMENT OF LENDERS.

14.1       Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, but only to the benefit of, Borrower, the other Loan Parties hereto (in each case except for Section 17), the Agent and each Lender receiving the benefits of the Loan Documents and each other Secured Party and, in each case, their respective successors and permitted assigns. None of the Loan Parties shall have the right to assign any rights or obligations hereunder or any interest herein without the consent of all Lenders. No consent to assignment by the Lenders shall release Borrower nor any other Loan Party from its Obligations.

14.2        Assignments and Participations.

(a)          [Intentionally Omitted].

(b)        Right to Assign. Subject to the next sentence, each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including its rights and obligations with respect to the Term Loan and/or any portion thereof) to (i) any existing Lender (other than an Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than an Impacted Lender) or (iii) any other Person with the prior written consent (which consent shall, in each case, not be unreasonably withheld or delayed) of the Agent; provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Term Loan subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Term Loan hereunder or is made with the prior written consent of the Agent. The Agent’s refusal to accept a Sale to a Loan Party, or to a Person that would be an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

Notwithstanding anything else to the contrary provided herein, as long as no Event of Default under Sections 9.1, 9.4 or 9.5 is continuing, no Lender shall be permitted to assign any portion of or all of the Term Loan to any Disqualified Person. The Agent and each assignor of its interest in the Term Loan hereunder shall be entitled to rely conclusively on a representation of the assignee Lender in the relevant Assignment that such assignee is not a Disqualified Person, provided that such reliance by such assignor is in good faith and reasonable under the circumstances existing at the time of the Sale. The Agent shall not have any responsibility or liability for monitoring the list of, identifying, or enforcing provisions relating to, Disqualified Persons.

(c)          [Reserved].

(d)        Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clauses (f) or (g) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), a completed administrative questionnaire in form and substance satisfactory to the Agent, any Tax forms required to be delivered pursuant to Section 16.1 and payment of an assignment fee in the amount of $3,500 to the Agent, unless waived or reduced by the Agent in its sole discretion; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by the Agent). Agent may waive such $3,500 fee in its sole discretion. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 14.2(b), upon the Agent consenting to such Assignment, from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(e)          Effectiveness. Subject to the recording of an Assignment by the Agent in the Register pursuant to Section 2.8(b), (i) the assignee thereunder shall become a party hereto and, subject to the requirements of Section 16.1(f) and to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, including the obligation to make its portion of the Term Loan, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment and those obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 19.8(a) (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(f)          Grant of Security Interests. In addition to the other rights provided in this Section 14.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loan), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or Borrower or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent and Borrower; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder and the Agent and the Loan Parties shall continue to deal solely and directly with the assigning Lender.

(g)          Reserved.

14.3       Replacement of Lender. Within forty-five days after: (i) receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts as provided in Sections 16.1 and/or 16.2; or (ii) any failure by any Lender (other than the Agent or an Affiliate of the Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, Borrower may, at its option, notify the Agent and such Affected Lender (or such defaulting or non-consenting Lender) of Borrower’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Agent and the Required Lenders. In the event Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such defaulting or non-consenting Lender, as the case may be) shall sell and assign its portion of the Term Loan and Commitments (if any) to such Replacement Lender, at par, provided that Borrower has reimbursed such Affected Lender for its increased costs, if any, for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 14.2 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 14.3 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 14.3, Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 14.3 and Section 14.2. Notwithstanding the foregoing, with respect to a Lender that is an Impacted Lender, the Agent or Borrower may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s portion of the Term Loan and Commitments (if any) to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 14.2, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive. If any assignments are consummated pursuant to this Section 14.3 when a prepayment premium would have been due had such assignment been a voluntary prepayment, the Borrower shall pay such prepayment premium to such Lender being replaced.

15.	AMENDMENTS; WAIVERS.

15.1        Amendments and Waivers.

(a)         Subject to the provisions of Sections 17.10, no amendment or waiver of, or supplement or other modification (which shall include any direction to the Agent by the Required Lenders) to, any Loan Document (other than any fee letter or similar agreement) or any provision thereof, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders and delivered to the Agent if signed by the Required Lenders and not the Agent), and Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Agent, the Required Lenders (or by the Agent with the consent of the Required Lenders) and Borrower, do any of the following:

(i)    increase or extend the Commitment of any Lender (or reinstate any Commitment of any Lender previously terminated);

(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees, premiums or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.5 may be postponed, delayed, reduced, waived or modified with only the consent of Required Lenders);

(iii)    reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the Default Rate shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Obligations, or of any fees, premiums or other amounts payable hereunder or under any other Loan Document;

(iv)    (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments and, including without limitation, as set forth in Section 2.5 hereof) or the application of a payment as set forth in Section 2.4(d) hereof, or (B) extend the date fixed for any scheduled installment of principal or interest due to any of the Lenders under any Loan Document;

(v)    change the aggregate unpaid principal amount or type of the Term Loan which shall be required for the Lenders or any of them to take any action hereunder;

(vi)    amend this Section 15.1 or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii)    discharge any Loan Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, in each case, except as otherwise may be provided or permitted under this Agreement or the other Loan Documents.

(b)          No amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent under this Agreement or any other Loan Document.

(c)          [Reserved].

(d)        If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or each affected Lender) and that has been approved by the Required Lenders, Borrower may replace such non-consenting Lender in accordance with Section 14.3.

15.2       No Waiver; Cumulative Remedies. No failure by the Agent or the Lenders to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Agent or the Lenders in exercising the same, will operate as a waiver thereof. No waiver by the Agent or the Lenders will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s or any Lender’s rights thereafter to require strict performance by Borrower or any other Loan Party of any provision of this Agreement. The Agent’s and Lenders’ rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Agent and Lenders may have.

16.	TAXES, YIELD PROTECTION AND ILLEGALITY.

16.1        Taxes.

(a)          All payments made by or on behalf of any Loan Party hereunder or under any note or other Loan Document will be made free and clear of, and without deduction or withholding for, any Indemnified Taxes; provided that if any Taxes are required to be withheld or deducted from such payments under applicable law then (i) the Loan Party making such payment shall be entitled to withhold or deduct such Taxes as required by applicable law, such Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Taxes are Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that the payment of the applicable amount due under this Agreement, any note, or Loan Document, including any additional amount paid pursuant to this Section 16.1(a), after withholding or deduction for or on account of such Indemnified Taxes, will not be less than the amount that would have been payable had no such deductions or withholdings been made.

(b)          Any Loan Party that made a payment of Taxes to a Governmental Authority pursuant to Section 16.1(a) will furnish to the Agent as soon as practicable after such payment, certified copies of receipts evidencing such payment by the applicable Loan Party, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(c)          Without limiting the foregoing provisions, the Loan Parties shall timely pay, or shall cause to be timely paid, to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(d)          The Loan Parties shall jointly and severally reimburse and indemnify, within ten (10) days after receipt of demand therefor (with copy to the Agent), the Agent or each Lender for all Indemnified Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 16.1) paid or payable by the Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate of the Agent or such Lender (or of the Agent on behalf of such Lender) claiming any compensation under this Section 16.1(d), setting forth the amounts to be paid thereunder and delivered to Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)          Any Lender claiming any additional amounts payable or requiring the Loan Parties to pay additional amounts to any Governmental Authority pursuant to this Section 16.1 shall (at the request of the Loan Parties) use its reasonable efforts to change the jurisdiction of its Lending Office or assign its rights and obligations hereunder to another or its offices, branches or affiliates if such a change or assignment (i) would reduce payment of any such additional amounts pursuant to this Section 16.1 and (ii) would not be otherwise disadvantageous to such Lender. The Loan Parties agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such change or assignment.

(f)          (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Agent and Borrower at the time or times reasonably requested by Borrower or the Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Agent or Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Agent or Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Agent or Borrower as will enable the Agent or Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 16.1(f)(ii), (iii), and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Each Foreign Lender shall, to the extent it is legally entitled to do so, on or prior to the date such Foreign Lender becomes a Lender hereunder and from time to time as required by applicable law and if requested by Borrower or the Agent, provide the Agent and Borrower with two duly executed and properly completed copies of each of the following, as applicable: (A) Form W-8ECI (or successor form) claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business or Form W-8BEN or W-8BEN-E (or successor form), as applicable, claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty, (B) in the case of a Foreign Lender claiming exemption under Sections 871(h) or 881(c) of the IRC, Form W-8BEN or W-8BEN- E (or successor forms), as applicable, claiming exemption from U.S. withholding Tax under the portfolio interest exemption and a certificate in form and substance acceptable to Borrower and the Agent that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (2) a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”), (C) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI or IRS Form W-8BEN or W-8BEN-E (or successor forms), as applicable, a U.S. Tax Compliance Certificate and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption under Sections 871(h) or 881(c) of the IRC, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner or (D) any other applicable form prescribed by applicable law certifying as to the entitlement of such Foreign Lender to such exemption from U.S. withholding Tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made.

(ii)    Each Lender that is a U.S. Person shall on or prior to the date such Lender becomes a Lender hereunder and from time to time if requested by Borrower or the Agent, provide the Agent and Borrower with two completed copies of Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii)    [Intentionally Omitted].

(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Agent and Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Agent and Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Agent and Borrower as may be necessary for the Agent and Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivers expires or becomes obsolete or inaccurate in any respect, it shall promptly (1) deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption from or reduction in U.S. federal withholding Tax or backup withholding or (2) notify the Agent and Borrower in writing of its legal inability to do so.

(g)         If any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 16.1, it shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 16.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this Section 16.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 16.1(g), in no event shall the Lender be required to pay any amount to a Loan Party pursuant to this Section 16.1(g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 16.1(g) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Party or any other Person.

(h)         Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes as to which it has been indemnified pursuant to this Section 16.1 attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.2(g) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (h).

(i)           For purposes of this Section 16.1, the term “applicable law” includes FATCA.

16.2        Increased Costs and Reduction of Return.

(a)          If any Lender shall have determined that:

(i)    the introduction of any Capital Adequacy Regulation after the Closing Date;

(ii)    any change in any Capital Adequacy Regulation after the Closing Date;

(iii)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the Closing Date; or

(iv)    compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation in clauses (i) through (iii) above;

materially affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of written demand of such Lender (with a copy to the Agent), Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, that Borrower shall not be required to compensate any Lender pursuant to this Section 16.2(a) for any amounts incurred more than 180 days prior to the date that such Lender notifies Borrower in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)         Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in Capital Adequacy Regulation after the Closing Date under Section 16.2(a) above, as applicable, regardless of the date enacted, adopted or issued.

(c)          Any Lender claiming any additional amounts payable pursuant to this Section 16.2 shall use reasonable efforts (consistent with its internal policies and Legal Requirements), to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

16.3      Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Section 16 shall deliver to Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

16.4        Illegality.

(a)         If a Lender determines that, as a result of a change in law occurring after the later of the Closing Date and the date such Lender became a party hereto, it is unlawful to maintain any Term Loan that accrues interest at the Three Month Term SOFR Rate, then, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), the portion of the Term Loan owed to such Lender shall immediately begin to accrue interest at (x) the Base Rate plus five percent (5%) per annum in the case of Section 2.6(a)(i) and (y) Base Rate plus six percent (6%) per annum in the case of Section 2.6(a)(ii), with all other provisions of Section 2.6(a) remaining the same other than those provisions that expressly pertain only to the initial Benchmark such as the last sentence of Section 2.6(a).

17.	THE ADMINISTRATIVE AGENT

17.1        Appointment. Each Lender (including, without limitation, by assignment) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to exercise the powers of each such Agent as set forth in this Agreement and the other Loan Documents, including: (a) to receive on behalf of each Lender any payment of principal of or interest on the Term Loan outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and to distribute promptly to each Lender its share of all payments so received; (b) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Term Loan, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (c) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (d) to make the Term Loan on behalf the applicable Lenders as provided in this Agreement or any other Loan Document; (e) at the direction of the Required Lenders, to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrower or any other Loan Party, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (f) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (g) to execute and deliver the Loan Documents, as Agent, to accept delivery of the Loan Documents from the Loan Parties and to perform all of its undertakings and obligations under each such Loan Document; and (h) to take such action as such Agent deems appropriate on its behalf to administer the Term Loan and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Term Loan), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) only upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents), and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of the Term Loan; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which may expose the Agent to liability or is contrary to this Agreement or any other Loan Document or applicable law. Except as otherwise provided in this Section 17, each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section 17 and without gross negligence or willful misconduct of the Administrative Agent or the Collateral Agent as determined by a final order of a court of competent jurisdiction no longer subject to appeal. The provisions of this Section 17 are solely for the benefit of the Agent and the Lenders, and no Loan Party shall have any rights as a third-party beneficiary of any of such provisions.

17.2      Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower and the Guarantors in connection with the making and the continuance of the Term Loan hereunder and shall make its own appraisal of the creditworthiness of Borrower and the Guarantors and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the making of the Term Loan hereunder or at any time or times thereafter. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by Borrower or the Lenders, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, and other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of Borrower and its Subsidiaries or any other Loan Party, obligor or guarantor, or (vii) any failure by Borrower, any Loan Party or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of the outstanding Term Loan or any components thereof.

17.3        Rights, Exculpation, Etc.

(a)         The Agent and its directors, officers, affiliates (other than any affiliate in its capacity as Lender, such Lender to be subject to the corresponding applicable provisions of this Agreement), agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct (which shall not include any action taken or omitted to be taken strictly in accordance with any express direction, instruction or certificate of the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents), for which the Agent shall have no liability) as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of the Term Loan as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 14 hereof, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to any Loan Party), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel, accountant or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, sufficiency, value or collectibility of the Collateral, the condition of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by Borrower or any Guarantor in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 2.4(d) and 10.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request written instructions from the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents), including by e-mail from counsel to the Required Lenders, with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents). The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents).

(b)          The Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.

(c)          The Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement or in any Loan Document, and no implied covenants or obligations shall be read into this Agreement or any Loan Document against the Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. The Agent shall not be under any obligation to take any action which is discretionary under the provisions hereof except as set forth in Section 17.1. The Agent shall be under no obligation to exercise any of the rights or powers vested in them by this Agreement at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents) pursuant to this Agreement, unless (i) upon request of Agent, the Agent shall have been provided adequate security and indemnity as determined by the Agent in its sole discretion (including without limitation from the Lenders and/or Borrower or the Guarantors) against any and all costs, expenses and liabilities which might be incurred by them in compliance with such request or direction, including reasonable advances as may be requested by the Agent and (ii) the Agent shall receive such written instructions as the Agent deems appropriate. If a Default or Event of Default has occurred and is continuing, then the Agent shall take such action with respect to such Default or Event of Default as shall be instructed by the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents) in the written instructions (with indemnities) described in this Section 17.3(d), provided that, unless and until the Agent shall have received such instructions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders, and the Agent shall not incur liability to any Lender by reason of so refraining.

(d)         Whenever in the administration of this Agreement, or pursuant to any of the Loan Documents, the Agent shall deem it necessary or desirable (in each case, in its sole discretion) that a matter be proved or established with respect to Borrower or the Guarantors in connection with the taking, suffering or omitting of any action hereunder by the Agent, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by a certificate of an Authorized Person of Borrower delivered to the Agent and such certificate shall be full warranty to the Agent for any action taken, suffered or omitted in reliance thereon; provided that Borrower shall have no obligation to provide any such certificate except as otherwise required hereunder.

(e)          Agent shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f)          In no event shall Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that Agent shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

17.4       Reliance. The Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which they believe in good faith to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal, each Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to it and conforming to the requirements of this Agreement or any Loan Document. The Agent shall not be required to keep themselves informed as to the performance or observance by Borrower, any other Loan Party or any of their respective Subsidiaries of this Agreement, the Loan Documents or any other document, referred to or provided for herein or to inspect the properties or books of Borrower, any other Loan Party or their respective Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any other Loan Party (or any of its Affiliates) which may come into the possession of the Agent or any of its Affiliates. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

17.5       Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent that any Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify such Agent and any Agent-Related Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s pro rata share of the Term Loan, including, without limitation, advances and disbursements made pursuant to Section 17.10, and the reasonable fees, charges and disbursements of any counsel for each Agent; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses, advances or disbursements for which there has been a final judgment of a court of competent jurisdiction no longer subject to appeal that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 17.5 shall survive the payment in full of the Obligations and the termination of this Agreement, or the earlier resignation or removal of the Agent.

17.6        Agent Individually. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial or other business with Borrower or any other Loan Party as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

17.7      Sub-agents. The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers through their respective Agent-Related Parties. The provisions of Section 11.3, this Section 17 and Section 19.9 shall apply to any such sub-agent and to the Agent-Related Parties of the Agent and such sub-agent, and shall apply to their respective activities in connection with the activities of the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

17.8        Successor Agent.

(a)         The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) days’ prior written notice to Borrower and each Lender. The Agent may be removed with or without cause by the Required Lenders upon thirty (30) days’ prior written notice from the Required Lenders to the Agent. Any resignation or removal shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)         Upon any such notice of resignation or removal, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be immediately discharged from its duties and obligations under this Agreement and the other Loan Documents.

(c)          If no such successor Agent shall have been so appointed by the Required Lenders within 30 days after the retiring Agent gives notice of its resignation or thirty (30) days after the Required Lenders give notice of removal to the retiring Agent, then the retiring Agent may (but is not required to) on behalf of the Lenders, appoint a successor Agent, provided that if the Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for in clause (b) above. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.

(d)          After the retiring Agent’s resignation or removal under this Section 17.8, the provisions of this Section 17, Section 11.3, and Section 19.9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent or on behalf of the Agent and if applicable, while continuing to hold collateral security on behalf of the Lenders under any of the Loan Documents. Any corporation or association into which the Agent may be merged or converted or with which it may be consolidated shall be the Agent under this Agreement without further act.

17.9       Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request. Notwithstanding anything to the contrary herein, upon receipt of notices from the Loan Parties required by this Agreement, Agent shall forthwith notify the Lenders of the existence and content of such notices.

17.10      Collateral Matters.

(a)         Each Lender hereby irrevocably authorizes and ratifies Agent’s entry into this Agreement and the Loan Documents. Each Lender hereby irrevocably agrees that any action taken by the Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon all Lenders. The Agent is hereby irrevocably authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Agent’s Liens upon the Collateral, for the benefit of the Secured Parties (though the Agent shall have no obligation to take sure actions). The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon the payment of all Obligations (other than unasserted contingent indemnification obligations) and termination of the Commitments; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or if approved, authorized or ratified in writing by the Required Lenders or all Lenders (as applicable).

(b)         Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 17.10(a)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 17.10(a). Upon receipt by the Collateral Agent of confirmation from the requisite amount of Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by Borrower set forth in a certificate of the Borrower executed by an Authorized Person, the Collateral Agent shall at Borrower’s sole cost and expense (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be reasonably requested by the Borrower to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral, and acknowledge and agree that any such action by the Collateral Agent shall bind the Lenders; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse, representation or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon the interests in the Collateral retained by Borrower or any Guarantor.

(c)        The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists, is genuine, or is owned by Borrower or any Guarantor or is cared for, protected or insured or has been encumbered or that the Agent’s Liens granted to the Collateral Agent pursuant to this Agreement or any other Loan Document are valid or have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to maintain the perfection of any Agent’s Liens on the Collateral, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 17.10 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given that the Collateral Agent shall have no duty or liability whatsoever to any Lender or otherwise, except upon being directed by the Required Lenders as otherwise provided herein.

(d)          Notwithstanding anything set forth herein to the contrary, the Agent shall have a duty of ordinary care with respect to any Collateral delivered to the Agent or its designated representatives that is in the Agent’s or its designated representatives’ possession or control. The Agent shall not be responsible for insuring the Collateral or for the payment of Taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Agent will be deemed to have exercised ordinary care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Agent in good faith.

17.11      Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders, collectively, as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. By its execution and delivery of this Agreement, Borrower hereby consents to the foregoing.

17.12     Actions With Respect To Collateral. The Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve the rights against any parties with respect to any Collateral or (iii) taking any action other than as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as the Agent shall believe in good faith to be necessary hereunder or under the Loan Documents), subject to the provisions of this Agreement.

17.13    Filing of Proofs of Claim. In case of any Default or Event of Default under Sections 9.4 and 9.5 the Agent (regardless of whether the principal of the Term Loan shall then be due and payable and regardless of whether the Agent has made any demand on Borrower) shall be entitled and empowered, by intervention in an Insolvency Proceeding or otherwise:

(a)          To (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that is owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent and their respective agents and counsel and all other amounts due to the Lenders, the Agent under Sections 2.12, 11.3 and 19.9) allowed in such judicial proceeding; and

(b)          To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Agent; and (ii) if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and their respective agents and counsel, and any other amounts due to the Agent under Sections 2.12, 11.3 and 19.9. Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender retains the right to file and prove a claim separately.

17.14      Erroneous Payments.

(a)          If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 17.14 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)        Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this (b) shall not have any effect on a Payment Recipient’s obligations pursuant to (a) or on whether or not an Erroneous Payment has been made.

(c)         Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)         The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 17.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of making a payment on the Obligations.

(e)       To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f)        Each party’s obligations, agreements and waivers under this Section 17.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

18.	GUARANTY

18.1        Guarantors. Each Guarantor hereby acknowledges and confirms that its guarantee of the Obligations hereunder is secured by the Collateral pledged by it pursuant to and in accordance with the Loan Documents delivered by it in connection herewith.

18.2        Guaranty; Limitation of Liability.

(a)         Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required payment, prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal (including, without limitation, all OID), interest, premiums, fees, indemnities, contract causes of action, costs, reasonable and documented out-of-pocket expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out- of-pocket fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowed due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)          Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent or Lenders under or in respect of the Loan Documents.

18.3       Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or any other Loan Party or whether Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than payment of the Obligations to the extent of such payment) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Loan Documents or any agreement or instrument relating thereto;

(b)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)          any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)         any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)          any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)          any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent or Lenders to disclose such information) provided that each Guarantor shall have any contractual defenses that the applicable Loan Party has under any Loan Document including payment in full of the Obligations;

(g)          the failure of any other Person to execute or deliver any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than payment in full of the Guaranteed Obligations; provided that each Guarantor shall have any contractual defenses that the applicable Loan Party has under any Loan Document.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

18.4        Waivers and Acknowledgments.

(a)          To the extent allowed under applicable law, each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)          Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)       Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of such Guarantor hereunder.

(d)         Each Guarantor acknowledges that the Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Agent and the other Lenders against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)         Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(f)          Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 18.3 and this Section 18.4 are knowingly made in contemplation of such benefits.

18.5      Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (or, in the case of payment of a certain portion of interest pursuant to Section 2.6(a), payment of such interest from Stock issued by the Borrower). If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash (and, if applicable, in Stock of Borrower pursuant to the immediately preceding sentence) of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (and, if applicable, Stock issued by the Borrower with respect to certain amounts of interest pursuant to Section 2.6(a)) and (iii) the Maturity Date shall have occurred, the Agent or Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

18.6        Guaranty Supplements. If any Loan Party creates or acquires a Domestic Subsidiary (other than a Foreign Subsidiary Holding Company) on or after the Closing Date, within thirty (30) days after such Domestic Subsidiary is formed or acquired, such Loan Party shall cause such Domestic Subsidiary to become a Guarantor and Loan Party hereunder for all purposes including without limitation to grant (and perfect) a security interest in substantially all of its property and assets to Agent for the benefit of the Secured Parties to secure the Guaranteed Obligations, by executing (and/or filing, as applicable) the Guaranty Supplement (hereinafter defined) and such other security agreements, filings and recordings that are necessary to grant and/or perfect first priority perfected liens in such Subsidiaries’ assets pursuant to the Guaranty Supplement (subject to the provisions hereof that limit the obligation of the Loan Parties to perfect Liens in certain types and/or amounts of the Loan Parties’ assets and/or Collateral). Upon the execution and delivery to the Agent by any such Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Loan Party” shall also mean and be a reference to such Additional Guarantor if it is a Subsidiary of Borrower, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof,” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement. For the avoidance of doubt, in no event shall a Subsidiary of a Loan Party that is a Foreign Subsidiary or a Foreign Subsidiary Holding Company (or a Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holding Company) be required to join in the Guaranty or become a Guarantor hereunder.

18.7        Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 18.7:

(a)          Prohibited Payments, Etc. Unless the Required Lenders otherwise agree, upon the occurrence and during the continuance of an Event of Default, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)        Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding relating to any other Loan Party, each Guarantor agrees that the Agent and Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of an Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (“Postpetition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)         Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Postpetition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)         Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Postpetition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Postpetition Interest).

18.8       Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (and, if applicable, in Stock issued by the Borrower with respect to certain amounts of interest pursuant to Section 2.6(a)) and the termination of all Commitments, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent, the Lenders and their respective successors, transferees and assigns. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

19.	GENERAL PROVISIONS.

19.1        Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, each other Loan Party, the Agent and the Lenders (subject to the other provisions hereof in regards to the obligation to make the Term Loan, including without limitation, Section 4.1).

19.2        Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

19.3      Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Agent, the Lenders or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

19.4        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

19.5       Debtor-Creditor Relationship. The relationship between the Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. The Agent and the Lenders shall not have (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the Agent and the Lenders, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

19.6        Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by tele facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by tele facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The words “execution,” “signed,” “signature,” shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

19.7       Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any other Loan Party or the transfer to the Agent or the Lenders of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Agent or such Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Agent or such Lender related thereto, the liability of Borrower or such other Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of the Agent’s Liens in the Collateral shall be automatically reinstated without further action.

19.8        Confidentiality.

(a)          The Lender Parties agree that information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by the Lender Parties in a confidential manner, and shall not be disclosed by the Lender Parties to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to the Lender Parties and to employees, directors and officers of the Lender Parties (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby on a confidential basis, (ii) to Subsidiaries and Affiliates of the Lender Parties, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 19.8 and keep such Confidential Information confidential, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender Parties or Lender Representatives), (viii) in connection with any assignment, participation or pledge of any Lender Party’s interest under this Agreement (or any proposed assignment, participation or pledge), provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 19.8, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (x) to equity owners of each Loan Party and (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)          Anything in this Agreement to the contrary notwithstanding, the Agent and the Lenders may use the name, logos, and other insignia of the Loan Parties and the total amount of Term Loan provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent or the Lenders provided that the form of such usage shall have been reasonably approved by the Borrower.

(c)        The Loan Parties hereby acknowledge that (i) the Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt domain, Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Loan Parties hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to each Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in clause (a) above); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(d)          The Platform is provided “as is” and “as available.” Neither the Agent nor any Agent-Related Party warrants the accuracy or completeness of the communications through the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in such communications. No warranty or representation of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent or any Agent-Related Party in connection with such communications or the Platform. In no event shall the Agent or any Agent-Related Party have any liability to any Loan Party, any Lender, or any other Person for damages of any kind, whether or not based on strict liability and whether or not direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract, or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of any such Person is found in a final ruling by a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct (though even in such case, such Agent or Agent-Related Party shall not be liable for any indirect, special, incidental, or consequential damages).

19.9       Expenses. Borrower and each other Loan Party agrees to pay the Expenses (a) within ten (10) days after receiving an invoice for Expenses incurred or (b) the date on which demand therefor is made by the Agent or a Lender on Borrower, and each other Loan Party agrees that its obligations contained in this Section 19.9 shall survive payment or satisfaction in full of all other Obligations.

19.10      Setoff.

(a)         Right of Setoff. Each of the Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized (subject to the immediately following sentence), without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender or any of their respective Affiliates to or for the credit or the account of Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Agent or Required Lenders and any application of such setoff shall be subject to clause (b) below. Each of the Agent and each Lender agrees promptly to notify Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 19.10 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, their Affiliates and the other Secured Parties, may have.

(b)         Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 14.2 or Section 16 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, including Section 2.4(d) hereof, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Legal Requirements, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

19.11      Release; Retention in Satisfaction; Etc.

(a)         Collateral hereunder shall be released if and to the extent permitted hereunder (in accordance with the provisions hereof), including without limitation, upon the transfer or sale of any asset or property theretofore included in Collateral to the extent permitted under Section 7.4, or otherwise permitted under this Agreement; (in each case, other than transfers or sales to a Loan Party) provided, that the Agent shall have received a certificate reasonably satisfactory to the Agent from a responsible officer of each Loan Party certifying that the release of such Collateral is permitted under this Agreement (the “Release Certificate”).

(b)        Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Agent or the Lenders hereunder or the other Loan Documents shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect until the Agent and the Lenders shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding.

(c)          Subject to Sections 2.10 and 17.10, upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Loan Documents and provided that the Agent shall have received the Release Certificate, the Agent shall, upon the request and at the sole cost and expense of the Loan Parties and promptly after the Agent’s receipt of such request, (i) assign, transfer and deliver to the Loan Parties, against receipt and without recourse to or representation or warranty by the Agent except as to the fact that the Agent has not encumbered the released assets except in accordance with the Loan Documents, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof or any other Loan Document, and (ii) execute documents and instruments prepared by the Loan Parties and acceptable to the Agent (including UCC-3 termination financing statements or releases) acknowledging the release of such Collateral.

19.12     Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any of the Obligations is outstanding and unpaid and so long as the obligation of the Lenders to provide extensions of credit hereunder has not expired or been terminated. Section 11.3, Section 16.1(h), Section 17, and Section 19.9 shall survive the termination of the Commitments and this Agreement and the repayment, satisfaction, or discharge of the Obligations.

19.13     Patriot Act. The Agent and each Lender hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Agent or the Lenders to identify each Loan Party in accordance with the Patriot Act. In addition, if the Agent or any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties, and (b) OFAC/PEP searches and customary individual background checks of the Loan Parties’ senior management and key principals, and Borrower and each other Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Expenses hereunder and be for the account of Borrower.

19.14      Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

19.15    Lender Instructions. Each Lender hereby instructs the Agent to execute and deliver on behalf of such Lender, and agrees to be bound by, any Intercompany Subordination Agreement, and any other documents and filings that are contemplated to be executed and delivered or filed in connection herewith or therewith, including, without limitation, all documents and filings listed on Exhibit I attached hereto (Post-Closing Deliverables). Each Lender hereby acknowledges and agrees that (x) the foregoing instructed actions constitute an instruction from all the Lenders under Section 17 and (y) Sections 11.3, 17.3, 17.5, and 19.9 and any other rights, privileges, protections, immunities, and indemnities in favor the Agent hereunder apply to any and all actions taken or not taken by the Agent in accordance with such instruction.

19.16      Original Issue Discount.

IF THE TERM LOAN IS ISSUED PURSUANT TO THIS AGREEMENT WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE IRC, THEN A LENDER MAY OBTAIN THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 12.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written.

BORROWER:

GENASYS INC.

By:                  /s/ Richard Danforth

Name:         Richard S. Danforth

Title:         Chief Executive Officer

OTHER LOAN PARTIES:

GENASYS PUERTO RICO LLC

By:                  /s/ Richard Danforth

Name:         Richard S. Danforth

Title:         Chief Executive Officer

EVERTEL TECHNOLOGIES LLC

By:                  /s/ Richard Danforth

Name:         Richard S. Danforth

Title:         Chief Executive Officer

ZONEHAVEN LLC

By:                  /s/ Richard Danforth

Name:         Richard S. Danforth

Title:         Chief Executive Officer

Signature Page to Term Loan and Security Agreement

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT: CANTOR FITZGERALD SECURITIES By: /s/ James Buccola Name: James Buccola Title: Head of Fixed Income

Signature Page to Term Loan and Security Agreement

THE LENDERS:

Whitebox Multi-Strategy Partners, LP

By: Whitebox Advisors LLC, its investment manager

By:        /s/ Andrew Thau

Name:   Andrew M. Thau

Title:     Managing Director

Whitebox Relative Value Partners, LP

By: Whitebox Advisors LLC, its investment manager

By:        /s/ Andrew Thau

Name:   Andrew M. Thau

Title:     Managing Director

Pandora Select Partners, LP

By: Whitebox Advisors LLC, its investment manager

By:       /s/ Andrew Thau

Name:  Andrew M. Thau

Title:    Managing Director

Whitebox GT Fund, LP

By: Whitebox Advisors LLC, its investment manager

By:       /s/ Andrew Thau

Name:  Andrew M. Thau

Title:    Managing Director

Signature Page to Term Loan and Security Agreement